Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PARKER-HANNIFIN CORPORATION,

ERIE MERGER SUB, INC.,

LORD CORPORATION

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS THE SHAREHOLDERS’ REPRESENTATIVE

dated April 26, 2019

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Exhibits

Exhibit A	Agreed Accounting Principles
Exhibit B	Illustrative Allocation Schedule
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Paying Agent Agreement
Exhibit E	Sample Net Working Capital Statement
Exhibit F	Form of Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2019, is entered into by Parker-Hannifin Corporation, an Ohio corporation (“Parent”), Erie Merger Sub, Inc., a Pennsylvania corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and LORD Corporation, a Pennsylvania corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact for the Company Shareholders (as defined herein) (in such capacity, the “Shareholders’ Representative” and collectively with Parent, Merger Sub and the Company, the “parties”).

WHEREAS, Parent desires to acquire 100% of the issued and outstanding capital stock of the Company on the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the boards of directors of each of Parent and Merger Sub have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has approved and declared advisable and in the best interests of its shareholders this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, Jura, LLC, in its capacity as the sole voting shareholder of the Company, has approved via written consent (the “Shareholder Written Consent”) this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein (the “Required Shareholder Approval”) and has delivered the Shareholder Written Consent to Parent and the Company contemporaneously with the execution of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1           Certain Defined Terms.  As used in this Agreement, the following terms will have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.11(c).

“Advisory Committee” has the meaning set forth in Section 10.2(a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person within the meaning of the Exchange Act.

“Affiliate Contracts” has the meaning set forth in Section 4.25.

“Aggregate Employee Loan Amount” means the amount of all Employee Loans (including any interest amounts thereon) that have not been repaid to the Company or its Subsidiaries as of the Effective Time.

“Agreed Accounting Principles” the accounting methods, historical policies, practices, principles and procedures set forth in Exhibit A, provided that, to the extent they differ or are inconsistent with GAAP, the accounting policies, principles, practices and methodologies set forth in Exhibit A will control.

“Agreement” means this Agreement and Plan of Merger among the parties (including the Exhibits and Company Disclosure Letter attached hereto), as amended, modified or supplemented from time to time.

“Allocation Schedule” means a schedule setting forth the allocation, on a holder-by-holder basis, of the portion of Merger Consideration that is payable to each Company Shareholder in respect of the Class A and Class B Shares held by such Company Shareholder immediately prior to the Effective Time.  The Allocation Schedule will also set forth, as applicable, the aggregate balance of each Company Shareholder’s Employee Loans as of immediately prior to the Effective Time.  Solely for illustrative purposes, attached as Exhibit B is a hypothetical schedule based on the assumptions set forth therein.

“Alternative Financing” has the meaning set forth in Section 6.20(d).

“Alternative Proposal” means any proposal or offer with respect to any (a) merger, consolidation, other business combination or similar transaction involving the Company, (b) sale, lease, contribution or other disposition of any business or assets of the Company or its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) issuance, sale or other disposition to any Person or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the total outstanding voting power of the Company or (iv) transaction in which any Person (or the shareholders of any Person) will acquire beneficial ownership of 15% or more of the Class A Shares and Class B Shares.

“Announcement 7” means Announcement on Several Issues in Enterprise Income Tax on the Indirect Transfer of Assets by Nonresident Enterprises (Guoshui Gonggao 2015 No. 7) issued by State Administration of Taxation of the PRC, effective as of February 3, 2015, as may be amended and supplemented from time to time.

“Anticorruption Laws” has the meaning set forth in Section 4.19(a).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended, any applicable foreign antitrust Laws and all applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and all applicable Laws regulating foreign investment.

“Balance Sheet” has the meaning set forth in Section 4.4.

“Balance Sheet Date” has the meaning set forth in Section 4.4.

“Barclays” means Barclays Bank PLC.

“Base Consideration” means $3,675,000,000.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Canceled Shares” has the meaning set forth in Section 2.6(a).

“Chinese WHT” means Taxes imposed under Announcement 7 by the competent PRC Governmental Entity in respect of the transactions contemplated by this Agreement.

“Class A Shares” means the Class A Common Stock of the Company, par value $1.00 per share.

“Class B Shares” means the Class B Common Stock of the Company, par value $1.00 per share, including all restricted shares, whether vested or unvested.

“Class C Shares” means the Class C Preferred Stock of the Company, par value $0.01 par value per share.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.11(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Cash” means (i) all cash and cash equivalents of the Company and its Subsidiaries, and (ii) the Aggregate Employee Loan Amounts, in each case determined in accordance with  the Agreed Accounting Principles.  For the avoidance of doubt, Company Cash will (a) be calculated net of issued but uncleared checks and drafts issued by the Company or any of its Subsidiaries and (b) include uncleared checks, other wire transfers and drafts received, deposited or available for deposit for the account of the Company or any of its Subsidiaries.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement.

“Company Documents” has the meaning set forth in Section 4.2.

“Company Information” means (a) the audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the last full fiscal year of the Company ended at least 90 days prior to the Closing Date, and (b) the unaudited condensed statements of income and comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarterly interim period or periods (other than the fourth fiscal quarter) of the Company ended at least 45 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year), in each case, which have been prepared in all material respects in accordance with GAAP.

“Company Insurance Policies” has the meaning set forth in Section 4.16.

“Company Intellectual Property” means the Intellectual Property owned in whole or in part by the Company or its Subsidiaries.

“Company Organizational Documents” has the meaning set forth in Section 4.1.

“Company Plans” has the meaning set forth in Section 4.11(a).

“Company Representatives” means the officers, directors, senior level Employees, accountants, consultants, legal counsel, agents and other representatives of each of the Company and its Subsidiaries.

“Company Shareholders” means those Persons holding outstanding Company Shares immediately prior to the Effective Time.

“Company Shares” means, collectively, the Class A Shares, Class B Shares and Class C Shares.

“Confidentiality Agreement” means the letter agreement dated February 13, 2019, between Parent and the Company.

“Consents” means consents, approvals, authorizations, waivers or registrations required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Continuing Employee” means any Employee of the Company or any of its Subsidiaries who is employed by the Company or any of its Subsidiaries as of the Closing.

“Contract” means any currently effective contract, indenture, note, bond, lease or other legally binding agreement, other than any Company Plans.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Current Assets” means the consolidated current assets of the Company and its Subsidiaries, determined in accordance with the Agreed Accounting Principles, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Sample Net Working Capital Statement.  Notwithstanding the foregoing, the term “Current Assets” will not include any (a) Company Cash; or (b) amounts in respect of any categories of current assets other than those identified in the immediately preceding sentence. Notwithstanding the foregoing, the determination of whether any assets of the Company or its Subsidiaries are Current Assets for purposes of calculating Net Working Capital will be made solely with reference to, and in accordance with, the Sample Net Working Capital Statement.

“Current Liabilities” means the consolidated current liabilities of the Company and its Subsidiaries, determined in accordance with the Agreed Accounting Principles, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Sample Net Working Capital Statement.  Notwithstanding the foregoing, the term “Current Liabilities” will not include any (a) Indebtedness; (b) Transaction Costs; or (c) any amounts in respect of any categories of current liabilities other than those identified in the immediately preceding sentence. Notwithstanding the foregoing, the determination of whether any liabilities of the Company and its Subsidiaries are Current Liabilities for purposes of calculating Net

Working Capital will be made solely with reference to, and in accordance with, the Sample Net Working Capital Statement.

“D&O Indemnified Parties” has the meaning set forth in Section 6.9(a).

“Debt Commitment Letter” has the meaning set forth in Section 5.6(a).

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter, including the offering or private placement of securities or borrowing of loans contemplated by the Debt Commitment Letter and any related engagement letter.

“Debt Financing Parties” means the Debt Financing Sources and their respective Affiliates, officers, directors, employees, partners, trustees, shareholders, agents, representatives, successors and permitted assigns, in each case, in their respective capacities as such.

“Debt Financing Sources” means the Persons that have committed to provide or are otherwise providing the Debt Financing in connection with the transactions contemplated hereby.

“Definitive Debt Financing Agreements” has the meaning set forth in Section 6.20(a).

“Determination Date” has the meaning set forth in Section 2.11(c).

“Dispute” has the meaning set forth in Section 2.11(c).

“Dissenting Shareholder” has the meaning set forth in Section 2.9.

“Dissenting Shares” has the meaning set forth in Section 2.9.

“DOJ” has the meaning set forth in Section 6.3(b).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee” of any Person means any current or former executive, officer or other employee of such Person.

“Employee Loan” means any outstanding loan made by the Company or its Subsidiaries to any Company Shareholder for which the Company or its Subsidiaries retains Company Class B Shares as collateral.

“Encumbrance” means any lien, pledge, mortgage, license (other than any non-exclusive license granted by the Company or any of its Subsidiaries to customers or suppliers in the ordinary course of business), deed of trust, security interest, easement, servitude or other similar encumbrance.

“Enforceability Exceptions” has the meaning set forth in Section 4.2.

“Environmental Claim” means any Proceeding or written claim by any Person alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) under any applicable Environmental Laws.

“Environmental Laws” means any applicable Law relating to pollution or the protection of the environment or health and safety as it relates to any hazardous or toxic substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the escrow agreement to be entered into at the Closing by the Escrow Agent, Parent, the Company and the Shareholders’ Representative, in substantially the form attached hereto as Exhibit C, as amended, restated, modified or supplemented from time to time.

“Escrow Funds” means $20,000,000.

“Estimated Company Cash” has the meaning set forth in Section 2.11(a).

“Estimated Company Indebtedness” has the meaning set forth in Section 2.11(a).

“Estimated Transaction Costs” has the meaning set forth in Section 2.11(a).

“Estimated Working Capital” has the meaning set forth in Section 2.11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof.

“Existing Policy” has the meaning set forth in Section 6.9(b).

“Final Company Cash” has the meaning set forth in Section 2.11(b).

“Final Company Indebtedness” has the meaning set forth in Section 2.11(b).

“Financing Conditions” has the meaning set forth in Section 5.6(a).

“Final Transaction Costs” has the meaning set forth in Section 2.11(b).

“Final Working Capital” has the meaning set forth in Section 2.11(b).

“Financial Advisor” has the meaning set forth in Section 4.22.

“Financial Statements” has the meaning set forth in Section 4.4.

“Fraud” means actual and intentional fraud committed by a party with respect to the making of the representations and warranties included in Articles IV or V.

“FTC” has the meaning set forth in Section 6.3(b).

“GAAP” means United States generally accepted accounting principles and practices, as applicable to non-public entities, consistently applied.  With respect to the computations in Article II, reference to GAAP will mean GAAP as in effect as of the Reference Time.

“Government Contract” means a Contract with any Governmental Authority or with any other Person pursuant to which the Company’s or any of its Subsidiaries’ products are ultimately being provided to any Governmental Authority, in each case, where the Company or any of its Subsidiaries is a party to such Contract.

“Governmental Antitrust Authority” means any Governmental Authority with regulatory jurisdiction over any Consent required for the consummation of the transactions contemplated by this Agreement (including the Merger), under the Antitrust Laws.

“Governmental Authority” means any government or regulatory body thereof or political subdivision thereof or self-regulatory organization, whether foreign, European Union, multi-national or other supra-national, national, federal, regional, state or local or any agency, instrumentality, authority, department, commission, official, board or bureau thereof or any court or similar judicial body.

“Hazardous Materials” means any and all wastes, materials or substances that are regulated under any applicable Environmental Laws as “contaminants,” “hazardous,” “pollutants,” “toxic” or words of similar import, including petroleum, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plans” means, collectively, the following Company bonus plans: (a) the Lord Corporation Performance Sharing Incentive Plan; and (b) the Lord Corporation Three-Year Incentive Plan and all iterations thereof, including the Return on Total Capital Plan and the Return on Total Capital Officer Plan.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business); (d) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued on account of any Person or any of such Person’s Subsidiaries (but solely to the extent drawn and not paid); (e) all obligations of another Person secured by an Encumbrance on the assets of such Person; (f) all net cash payment obligations of such Person under any interest rate, currency or other hedging agreement (in each case, valued at the termination value thereof); (g) all obligations of such Person relating to any declared or accrued but unpaid dividends or distributions; (h) all guarantees of such Person of any Indebtedness of any other Person; and (i) any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees and all other amounts payable by such Person in connection with any obligations of the type described in clauses (a) through (h) above to the extent any such obligations are being repaid, satisfied or discharged in connection with the transactions contemplated by this Agreement.  Notwithstanding anything herein to the contrary, for the purposes of determining Estimated Company Indebtedness and Final Company Indebtedness, Indebtedness will not include (i) Indebtedness due to or from the Company or any Subsidiary of the Company to the Company or any other Subsidiary of the Company, (ii) non-cancelable purchase commitments, bank guarantees, surety bonds or performance bonds, (iii) Indebtedness incurred by Parent, Merger Sub or any of their respective Affiliates, (iv) any Indebtedness taken into account in calculating the Estimated Transaction Costs or Final Transaction Costs, or (v) any Indebtedness taken into account in calculating the Estimated Working Capital or Final Working Capital.

“Indirect Transfer Tax Filing Documents” has the meaning set forth in Section 2.12(b).

“Initial Merger Consideration” means (a) the Base Consideration, plus (b) the Estimated Company Cash, (c) minus the Estimated Transaction Costs, minus (d) the Estimated Company Indebtedness, minus (e) the Working Capital Underage, if any, plus (f) the Working Capital Overage, if any, minus (g) the Escrow Funds, and minus (h) the Shareholders’ Representative’s Expense Funds.

“Intellectual Property” means all worldwide intellectual property rights, including (a) trademarks, service marks, trade names, brand names, Internet domain names and other indicia of origin and the goodwill of the business symbolized thereby (“Trademarks”), (b) patents, copyrights, trade secrets, inventions, methods, processes and know-how, (c) registrations, applications, renewals, provisionals, divisionals, continuations, continuations-in-part, re-issues, re-examinations and foreign counterparts for any of the foregoing, (d) computer software programs, including all source code, object code, and documentation related thereto (collectively, “Software”) and (e) domain names, domain name registrations and web pages.

“IRS” means the United States Internal Revenue Service.

“Joint Filing” has the meaning set forth in Section 2.12(b).

“Knowledge of the Company” means the actual knowledge (without independent inquiry) of the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

“Law” means any statute, law, ordinance, code, policy, treaty, decree, license, regulation or rule of any Governmental Authority or any similar provision having the force or effect of law.

“Leased Real Property” has the meaning set forth in Section 4.17(a).

“Leases” has the meaning set forth in Section 4.17(a).

“Letter of Transmittal” has the meaning set forth in Section 2.8(c).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Material Adverse Effect” means any change, occurrence or development that has a material and adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but excludes any effects resulting from or relating to (a) changes, occurrences or developments affecting economic, political or regulatory conditions generally or the capital or financial, banking or securities markets generally (whether in the United States or any other country or in any international market(s), including any disruption thereof and any increase or decline in the price of any security, commodity or any market index); (b) changes in general business or economic conditions affecting the industries in which the Company and its Subsidiaries operate or its customers conduct business (including, in each case, changes in exchange rates, trade disputes or the imposition of trade restrictions, embargoes, tariffs or similar taxes); (c) changes in Law or GAAP or other applicable accounting principles, or in the interpretations thereof; (d) earthquakes, hurricanes, tsunamis, tornados, floods, mudslides or similar catastrophes or natural disasters, pandemics, weather conditions, explosions, fires or other force majeure events or acts of God, sabotage or national or international political or social conditions, including the engagement by any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war and whether or not commenced before or after the date hereof, or the occurrence or the escalation of any military or terrorist attack upon any country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of any country; (e) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (f) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; (g) the execution, announcement (or other publicity with respect to) or performance of this Agreement or the Company Documents or the consummation of the transactions contemplated hereby or thereby, including by reason of the identity of Parent (including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with Employees, labor unions, customers, suppliers or partners of the Company or any of its Subsidiaries) (but not for purposes of Section 4.6); (h) any actions taken pursuant to the requirements of this Agreement; (i) the failure of Parent, Merger Sub or the Company or any of its Subsidiaries to obtain any Consent required in connection with this Agreement; (j) any failure of the Company to meet internal projections, public estimates or expectations (it being understood that the change, event, condition, fact, occurrence or effect giving rise to or contributing to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or (k) any actions taken by or for Parent or to which Parent has consented to, except to the extent any adverse change, occurrence or development arising from or related to the matters described in clauses (a), (b), (d), (e) or (f) disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries and markets in which the Company and its Subsidiaries operate (but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, considered as a single enterprise, compared to other companies operating in the industries and markets in which the Company and its Subsidiaries operate).

“Material Contracts” has the meaning set forth in Section 4.14(a).

“Material Customers” has the meaning set forth in Section 4.14(a)(ii).

“Material Suppliers” has the meaning set forth in Section 4.14(a)(i).

“Merger” has the meaning set forth in the recitals.

“Merger Amounts” has the meaning set forth in Section 5.6(a).

“Merger Consideration” means (a) the Initial Merger Consideration, plus (b) any amounts paid by Parent to the Paying Agent for the disbursement of such funds to the Company Shareholders under Section 2.11(e)(ii)(A) (if any), and plus (c) any portion of the funds held under the Escrow Agreement that are distributed therefrom to the Paying Agent for the disbursement of such funds to the Company Shareholders (if any), and plus (d) any portion of the Shareholders’ Representative’s Expense Funds that are distributed therefrom to the Paying Agent for the disbursement of such funds to the Company Shareholders (if any).

“Merger Sub” has the meaning set forth in the preamble.

“Net Working Capital” means as of the applicable time for determination thereof, (a) the aggregate of the Current Assets minus (b) the aggregate of the Current Liabilities, calculated in accordance with the Sample Net Working Capital Statement and the Agreed Accounting Principles.

“New Plans” has the meaning set forth in Section 6.4(b).

“Non-Party” has the meaning set forth in Section 10.17.

“Notice of Merger” means any notice delivered to the Company Shareholders in accordance with and to the extent required by applicable Law or the Company Organizational Documents.

“Old Plans” has the meaning set forth in Section 6.4(c).

“Order” means any order, judgment, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 4.17(b).

“Parent” has the meaning set forth in the preamble.

“Parent Documents” has the meaning set forth in Section 5.2.

“Parent Material Adverse Effect” means any change, occurrence or development that prevents, materially delays or materially impairs the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, including the Merger.

“parties” has the meaning set forth in the preamble.

“Paying Agent” means U.S. Bank National Association.

“Paying Agent Agreement” means the paying agent agreement to be entered into at Closing by Parent, the Company, the Shareholders’ Representative and the Paying Agent in substantially the form attached hereto as Exhibit D, as amended, restated, modified or supplemented from time to time.

“PBCL” has the meaning set forth in Section 2.1.

“Permits” has the meaning set forth in Section 4.7.

“Permitted Encumbrances” means (a) statutory Encumbrances for Taxes, assessments or other charges by any Governmental Authority not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Encumbrances incurred in the ordinary course of business for amounts not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (c) Encumbrances as to which a bond has been posted so as to cause said Encumbrance to attach to the bond and to no longer constitute an Encumbrance against any Owned Real Property or Leased Real Property, (d) easements, covenants, rights of way, restrictions and other similar instruments whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property, provided that such Encumbrances do not materially adversely impair the current use and operation of the subject property, (e) Encumbrances securing Indebtedness or Liabilities that are disclosed in Section 1.1(c)(i) of the Company Disclosure Letter or that Company or any of its Subsidiaries are permitted to enter into pursuant to the terms of Section 6.1, (f) rights of tenants or other Persons in possession of any Owned Real Property or Leased Real Property (or

any portion thereof), (g) Encumbrances created, imposed or promulgated by Law or by any Governmental Authority, including zoning regulations, use restrictions and building codes, (h) such other Encumbrances, easements, covenants, rights of way, restrictions and other similar charges or liens that are of record or are disclosed in the title policies, commitments or surveys that have been provided to Parent, (i) Encumbrances, rights or obligations created by or resulting from the acts or omission of Parent or any of its Affiliates and their respective investors, lenders, Employees, officers, directors, members, stockholders, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing, (j) licenses, sublicenses and covenants not to sue with respect to any Company Intellectual Property that are disclosed on Section 1.1(c)(ii) of the Company Disclosure Letter, and (k) any other Encumbrances that, individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use and operation of the subject property.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, other legal entity or any Governmental Authority.

“Personal Information” means all data relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual).

“Plans” has the meaning set forth in Section 4.11(a).

“PRC” means the People’s Republic of China (for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the island of Taiwan).

“Privacy Laws” has the meaning set forth in Section 4.13(h).

“Privacy Policies” has the meaning set forth in Section 4.13(h).

“Pre-Closing Period” means the period from and after the date of this Agreement and until the Closing.

“Pre-Closing Statement” has the meaning set forth in Section 2.11(a).

“Present Fair Salable Value” means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

“Privileged Communications” has the meaning set forth in Section 10.16.

“Proceeding” has the meaning set forth in Section 4.8.

“Record Date” means the date of this Agreement.

“Reference Time” means 11:59 p.m. Eastern time on the day immediately preceding the Closing.

“Related Persons” has the meaning set forth in Section 4.25.

“Released Claim” has the meaning set forth in Section 10.18.

“Released Person” has the meaning set forth in Section 10.18.

“Releasing Person” has the meaning set forth in Section 10.18.

“Relevant Period” has the meaning set forth in Section 6.4(a).

“Remedial Actions” has the meaning set forth in Section 6.3(f).

“Representative Losses” has the meaning set forth in Section 10.2(c).

“Required Shareholder Approval” has the meaning set forth in the recitals.

“Review Period” has the meaning set forth in Section 2.11(c).

“Sample Net Working Capital Statement” means the sample calculation of Net Working Capital attached hereto as Exhibit E, which was prepared in accordance with the Agreed Accounting Principles.

“Sanctioned Country” means a country or territory which is the target of comprehensive Sanctions, at this time being Iran, Cuba, Syria, North Korea and the Crimea region of Ukraine.

“Sanctioned Person” means any Person (a) with whom dealings are restricted or prohibited by, or are sanctionable under, any Sanctions or (b) organized or resident in a Sanctioned Country or (c) 50% or more owned or 50% or more of the voting securities of which are controlled by any such Person or Persons.

“Sanctions” means any economic sanctions, trade restrictions or Laws regulating or restricting the export or re-export of goods, services, software or technology administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Securities Act” has the meaning set forth in Section 5.8.

“Shareholders’ Representative” has the meaning set forth in the preamble.

“Shareholders’ Representative’s Expense Funds” means $100,000.

“Shareholder Written Consent” has the meaning set forth in the recitals.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed all of its Liabilities as of such date, (b) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) such Person will be able to pay its obligations as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its obligations, in each case, after giving effect to the transactions contemplated by this Agreement.

“Statement of Merger” has the meaning set forth in Section 2.3.

“Statement of Objections” has the meaning set forth in Section 2.11(c).

“Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies and other legal entities with respect to which such Person, directly or indirectly, owns more than 50% of the securities having the power to elect members of the board of directors or similar body governing the affairs of such Person.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” means any “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover Law.

“Target Net Working Capital” means $238,900,000.

“Tax” or “Taxes” means any taxes, including those measured on, measured by or referred to as, income, alternative or add-on minimum, gross income, gross receipts, capital, capital gains, sales, use, ad valorem, franchise, profits or excess profits, business, transfer, withholding, payroll, employment, social security, excise, stamp, value added, real or personal property or windfall profits taxes (whether computed on a separate or consolidated, unitary or combined basis, or in any other manner), together with any interest and any penalties attributable thereto, imposed by any Taxing Authority.

“Tax Return” means any return, report or statement required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax or is charged with the collection of such Tax.

“Termination Date” has the meaning set forth in Section 8.1(a)(iii).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Costs” means (a) in each case, solely to the extent incurred prior to the Effective Time (whether or not payable prior to, at or after the Effective Time) and not paid prior to the Effective Time and without duplication, (1) the fees and expenses payable by the Company or any of its Subsidiaries to the Financial Advisor (or any other broker, finder or investment bank) in connection with this Agreement and the transactions and other agreements contemplated hereby (provided that for the avoidance of doubt, in no event will Transaction Costs include any fees or expenses payable in respect of any debt or equity financing contemplated by Parent or Merger Sub or payable to other brokers, finders, investment banks, lenders, investment funds or other Persons engaged by or on behalf of Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby or at any time following the Closing), (2) the fees and expenses payable by the Company or any of its Subsidiaries to Jones Day and any other attorneys engaged by the Company or any of its Subsidiaries in connection with the Company’s entry into this Agreement and the transactions and other agreements contemplated by this Agreement, in each case, solely with respect to work performed for the Company and its Subsidiaries in connection with the Company’s entry into this Agreement and the transactions and other agreements contemplated hereby, (3) the fees and expenses payable by the Company or any of its Subsidiaries to outside accountants or other advisors incurred in connection with the Company’s entry into this Agreement and the transactions and other agreements contemplated hereby and (4) the fees and expenses payable by the Company or any of its Subsidiaries to the Shareholders’ Representative in connection with this Agreement and the transactions and other agreements contemplated hereby, in each case, solely with respect to work performed for the Company and its Subsidiaries in connection with the Company’s entry into this Agreement and the transactions and other agreements contemplated hereby, but excluding for purposes of this definition all fees and expenses incurred by the Company or any of its Subsidiaries (A) for which Parent is responsible for paying pursuant to this Agreement; or (B) otherwise at the request of Parent, Merger Sub or any of their respective Affiliates, (b) all transaction, change of control, retention or similar amounts (in each case, to the extent that they are “single trigger”) payable to any Employee of the Company or any of its Subsidiaries upon or following the Effective Time solely as a result of or in connection with the consummation of the transactions contemplated by this Agreement and (c) solely to the extent incurred by the Company prior to the Effective Time (whether or not payable prior to, at or after the Effective Time) and not paid prior to the Effective Time, all premiums, fees and other payments for the purchase of coverage under any Tax insurance policy in contemplation of the transactions provided for herein.  Notwithstanding anything herein to the contrary, Transaction Costs will not include (w) any of the items listed in the immediately preceding sentence that are taken into account in calculating the Estimated Company Indebtedness or Final Company Indebtedness, (x) any of the items listed in the immediately preceding sentence that are taken into account in calculating the Estimated Working Capital or Final Working Capital, (y) any fees or expenses incurred by Parent, Merger Sub or any of their respective Affiliates or any of their respective representatives or lenders, investment funds or financing sources, regardless of whether any such fees or expenses may be paid by the Company or any of its Subsidiaries, or (z) any amounts to be paid or reimbursed by Parent, Merger Sub or any of their respective Affiliates (including the Surviving Corporation or their respective Subsidiaries) in connection with Continuing Employees’ post-closing employment, compensation or equity participation arrangements or otherwise.

“Transfer Taxes” means any Liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) and related amounts (including any penalties, interest and additions to Taxes related thereto).

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S. Company Plans” has the meaning set forth in Section 4.11(a).

“Vacation Policy” has the meaning set forth in Section 6.4(d).

“WARN Act” has the meaning set forth in Section 6.5(a).

“Willful Breach” means a breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

“Working Capital Overage” means the amount, if any, by which the Estimated Working Capital is greater than the Target Net Working Capital.

“Working Capital Underage” means the amount, if any, by which the Estimated Working Capital is less than the Target Net Working Capital.

SECTION 1.2                  Other Definitional and Interpretive Provisions.  If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including the Exhibits hereto and the Company Disclosure Letter which are incorporated herein and made a part hereof) and not to any particular provision of this Agreement, and all Article, Section and Exhibit and the Company Disclosure Letter references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.”  The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if.”  The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.  The word “or” is not exclusive, unless the context otherwise requires.  Any capitalized terms used in any Exhibit or the Company Disclosure Letter but not otherwise defined therein will have the meaning as defined in this Agreement.  An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or (b) such item is otherwise set forth or reflected on the balance sheet or financial statements. The phrase “made available” or similar words, when used in reference to any documents or other information made available to Parent or its representatives, will be deemed to mean that such documents or other information were uploaded to and made available to Parent and its representatives in the on-line data room hosted on behalf of the Company at least one Business Day prior to the date hereof (as evidenced by DVDs or CD-ROMs imprinted with all such documents or information and delivered by the Company to Parent promptly following the date hereof).

ARTICLE II

THE MERGER

SECTION 2.1                  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), Merger Sub will be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the PBCL.

SECTION 2.2                  The Closing.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place via the electronic exchange of documents and signatures on the second Business Day after the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions), unless another time, date or manner is agreed to in writing by the parties (such date being the “Closing Date”).

SECTION 2.3                  Effective Time.  As soon as practicable on the Closing Date, Parent and the Company will cause an appropriate statement of merger with respect to the Merger (the “Statement of Merger”) to be executed and filed with the Pennsylvania Department of State as provided under the PBCL.  The Merger will become effective at the time that the Statement of Merger has been duly filed with the Pennsylvania Department of State or at such later date and time as is agreed between Parent and the Company and specified in the Statement of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 2.4                  Articles of Incorporation; Bylaws.  Effective upon the Effective Time, (a) the Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation, and (b) the By-Laws of the Company, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation.

SECTION 2.5                  Board of Directors; Officers.  The members of the board of directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the members of the board of directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation, in each case to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified.

SECTION 2.6                  Effect on Equity Interests.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, on behalf of itself or in its capacity as the sole shareholder of Merger Sub, Merger Sub or the Company Shareholders:

(a)            Each Company Share held by the Company as treasury stock, by any wholly-owned Subsidiary of the Company or held directly by Parent or any Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and no consideration or payment will be delivered in exchange therefor or in respect thereof (such shares, “Canceled Shares”).

(b)            Each Class A Share and Class B Share issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) will be converted into the right to receive, in accordance with the terms of this Agreement, an amount in cash, without interest, equal to the portion of the Merger Consideration allocated in respect of such Class A Share or Class B Share in accordance with Allocation Schedule; provided that the aggregate cash paid to each holder of issued and outstanding Class A Shares or Class B Shares will be rounded to the nearest cent.  Each Class A Share or Class B Share to be converted into the right to receive the Merger Consideration as provided in this Section 2.6(b) will, as of the Effective Time, no longer be outstanding and will be automatically canceled and retired and will cease to exist, and the holders of such Class A Share or Class B Share will cease to have any rights with respect to such shares other than the right to receive the Merger Consideration as provided in this Section 2.6(b).

(c)            Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into and become one validly issued, fully paid and nonassessable Class A Common Share of the Surviving Corporation.

SECTION 2.7                  Determination and Allocation of the Merger Consideration.  No later than two Business Days prior to the Closing Date, the Company will deliver to Parent the Allocation Schedule.  The Allocation Schedule will provide for the allocation of the Merger Consideration to the Company Shareholders holding (a) Class A Shares and (b) Class B Shares, in each case, that are issued and outstanding immediately prior to the Effective Time, subject to and in accordance with the terms set forth thereon, which amounts will be calculated net of the aggregate balance of each such Company Shareholder’s Employee Loans (including any accrued interest thereon) that have not been repaid to the Company or its Subsidiaries by such Company Shareholder immediately prior to the Effective Time.

SECTION 2.8                  Payment of the Initial Merger Consideration.

(a)            Deposit of Funds.  At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent, for payment in accordance with this Article II through the Paying Agent, cash in an amount equal to the Initial Merger Consideration minus the Aggregate Employee Loan Amount.  Such funds will be invested by the Paying Agent if and as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the Company Shareholders; provided, however, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing, and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to the Company Shareholders pursuant to Sections 2.6(b) and 2.11(e) (if any) and to the extent of any such loss, Parent will promptly fund additional cash amounts to the Paying Agent sufficient to enable payment of such amounts.  Earnings from such investments will be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings will accrue to the benefit of the Company Shareholders.

(b)            Payment of the Initial Merger Consideration.  At the Closing or as promptly as practicable on the Closing Date Parent will cause the Paying Agent to pay to each Company Shareholder that holds Class A Shares or Class B Shares immediately prior to the Effective Time an amount equal to the portion of the Initial Merger Consideration allocable in respect of such Class A Shares or Class B Shares of such Company Shareholder (which amount will be set forth in the Allocation Schedule) by wire transfer of immediately available funds to the account of such Company Shareholder identified in the Letter of Transmittal for such Company Shareholder.

(c)            Exchange Procedure.  Prior to the Closing, the Company will cause the Paying Agent to mail to each Company Shareholder a letter of transmittal, which will be in substantially the form attached as Exhibit F, with such changes as may be agreed to between the Company and Parent prior to the Closing or as may be reasonably required by the Paying Agent (the “Letter of Transmittal”).  Subject to the satisfaction of the conditions in Article VII, in the event that at least two Business Days prior to the Closing Date a Company Shareholder of (i) Class A Shares or (ii) Class B Shares delivers to the Paying Agent a duly executed and completed Letter of Transmittal, then such Company Shareholder will be entitled to receive on the Closing Date the cash payments such Company Shareholder is entitled to pursuant to Section 2.8(b).  Any Initial Merger Consideration not paid at Closing due to failure by a Company Shareholder to deliver a duly executed and completed Letter of Transmittal at least two Business Days prior to the Closing Date will be held by the Paying Agent until such Person delivers a duly executed and completed Letter of Transmittal to the Paying Agent.  Upon delivery of such duly executed Letter of Transmittal to the Paying Agent, such Company Shareholder will be entitled to receive, subject to the terms and conditions of this Agreement, the Initial Merger Consideration as contemplated by this Agreement in respect of his, her or its Class A Shares or Class B Shares, as applicable, no later than five Business Days after the date the Paying Agent receives such duly executed Letter of Transmittal.

(d)            Termination of Fund.  Any portion of the funds made available to the Paying Agent which remains undistributed to Company Shareholders 12 months after the Effective Time will be delivered to the Surviving Corporation or its designee upon demand, and any such holders prior to the Effective Time who have not theretofore complied with this Article II will thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for Merger Consideration.  None of Parent, Merger Sub, the Company, the Shareholders’ Representative, the Paying Agent or any other Person will be liable to any Person in respect of any cash delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

(e)            No Further Ownership Rights.  The consideration paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares, and, from and after the Effective Time, the Company Shareholders will cease to have any rights with respect to such Company Shares, except as otherwise expressly provided for in this Agreement.  At the Effective Time, the share transfer books of the Company will be closed, and thereafter there will be no further registration of transfers on the records of the Surviving Corporation of any shares of the Company Shares issued and outstanding immediately prior to the Effective Time.

SECTION 2.9                   Dissenting Shareholder.  Any holder of Class A Shares or Class B Shares who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 1571 through 1580 of the PBCL (such holder, a “Dissenting Shareholder”) will be entitled to receive from Parent, in lieu of such

Dissenting Shareholder’s portion of the Merger Consideration allocated to such Dissenting Shareholder in accordance with Section 2.6(b), the value of such Company Shares as to which dissenters’ rights have been perfected (such Company Shares, the “Dissenting Shares”), in each case, in cash as determined pursuant to such provision of the PBCL; provided that no such payment will be made to any Dissenting Shareholder unless and until such Dissenting Shareholder has complied with all applicable provisions of the PBCL, and surrendered to Parent the certificate or certificates representing the Class A Shares or Class B Shares (as applicable) for which payment is being made.  In the event that after the Effective Time, such Dissenting Shareholder fails to perfect, or effectively withdraws or loses, such Dissenting Shareholder’s right to appraisal of and payment for such Dissenting Shareholder’s Dissenting Shares, each of such Dissenting Shareholder’s Dissenting Shares, as the case may be, will thereupon be treated as though such Class A Shares or Class B Shares had been converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.6(b).  The Company will give prompt notice to Parent of any demands received by the Company for appraisal of any Class A Shares or Class B Shares, and Parent will have the right to participate in and direct all negotiations and Proceedings with respect to such demands.  Prior to the Effective Time, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.10              Other Settlements.  Simultaneously with the Closing, Parent will pay, or cause to be paid, (a) the unpaid Transaction Costs by wire transfer of immediately available funds as directed by the Company at least two Business Days prior to the Closing Date, (b) the Estimated Company Indebtedness by wire transfer of immediately available funds to the accounts designated in any payoff letters or other customary documentation evidencing the repayment or redemption of the Estimated Company Indebtedness delivered in accordance with Section 6.19, (c) the Escrow Funds into an escrow account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, and (d) the Shareholders’ Representative’s Expense Funds by wire transfer of immediately available funds as directed by the Shareholders’ Representative at least two Business Days prior to the Closing Date.  For the avoidance of doubt, each Company Shareholder’s outstanding Employee Loans as of the Effective Time, if any, will be satisfied in full simultaneously upon the completion of the payments to be made pursuant to Section 2.8(b).

SECTION 2.11              Adjustment.

(a)            Pre-Closing Statement.  No later than two Business Days prior to the Closing, the Company will prepare and deliver, or cause to be prepared and delivered, to Parent a written statement (the “Pre-Closing Statement”), setting forth in reasonable detail a good faith estimate of each of (i) (A) Company Cash as of the Reference Time, but giving effect to any cash dividends or distributions after the Reference Time and prior to the Closing (such estimate, the “Estimated Company Cash”), (B) the unpaid Transaction Costs as of the Closing (such estimate, the “Estimated Transaction Costs”), (C) the Indebtedness of the Company as of the Reference Time, but giving effect to any incurrence of

Indebtedness after the Reference Time and prior to the Closing (such estimate, the “Estimated Company Indebtedness”) and (D) Net Working Capital as of the Reference Time determined in accordance with the Agreed Accounting Principles and Sample Net Working Capital Statement (such estimate, the “Estimated Working Capital”); and (ii) the resulting calculation of the Initial Merger Consideration.

(b)            Closing Statement.  Within 90 calendar days after the Effective Time, Parent will prepare and deliver, or cause to be prepared and delivered, to the Shareholders’ Representative a statement (the “Closing Statement”), setting forth Parent’s calculation of: (i) Company Cash as of the Reference Time, but giving effect to any cash dividends or distributions after the Reference Time and prior to the Closing (as finally determined pursuant to this Section 2.11(b) and Section 2.11(c), the “Final Company Cash”), (ii) the unpaid Transaction Costs as of the Closing (as finally determined pursuant to this Section 2.11(b) and Section 2.11(c), the “Final Transaction Costs”), (iii) the Indebtedness of the Company as of the Reference Time, but giving effect to any incurrence of Indebtedness after the Reference Time and prior to the Closing (as finally determined pursuant to this Section 2.11(b) and Section 2.11(c), the “Final Company Indebtedness”), (iv) the Net Working Capital as of the Reference Time, prepared in accordance with the Agreed Accounting Principles and the Sample Net Working Capital Statement (as finally determined pursuant to this Section 2.11(b) and Section 2.11(c), the “Final Working Capital”) and (v) a line by line reconciliation of the Estimated Company Cash and the Final Company Cash, the Estimated Transaction Costs and Final Transaction Costs, the Estimated Company Indebtedness and Final Company Indebtedness and the Estimated Working Capital and the Final Working Capital, respectively.  The determination of Final Company Cash, Final Transaction Costs, Final Company Indebtedness and Final Working Capital will be based solely on facts and circumstances as they are known to exist prior to the Effective Time and will exclude the effect of any fact, event, change, circumstance, act or decision occurring at or after the Effective Time.  If for any reason Parent fails to deliver the Closing Statement within 60 days after the Effective Time, then the Pre-Closing Statement prepared and delivered by or on behalf of the Company to Parent prior to the Effective Time will be considered the Closing Statement for all purposes of this Agreement from which the Shareholders’ Representative will have all of its rights under this Section 2.11 with respect thereto, including the right to dispute the calculations set forth therein in accordance with the provisions set forth in Section 2.11(c).

(c)            Dispute.  Following receipt of the Closing Statement, the Shareholders’ Representative will have 60 calendar days (the “Review Period”) to review the Closing Statement.  In connection with the review of the Closing Statement, Parent will give, and will cause the Surviving Corporation and its Subsidiaries and their respective representatives to give, to the Shareholders’ Representative and its representatives prompt reasonable access to the Surviving Corporation and its Subsidiaries and the personnel of, and work papers prepared by or for, Parent and the Company or their respective Affiliates or representatives, including to such historical financial information relating to any of the Surviving Corporation or any of its Subsidiaries as Shareholders’ Representative or its representatives may request, in each case, in order to permit the timely and complete review of the Closing Statement by the Shareholders’ Representative in accordance with this Section 2.11(c).  If the Shareholders’ Representative has accepted such the Closing Statement in writing or has not given written notice to Parent setting forth any objection of the Shareholders’ Representative to such Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the Closing Statement will be final and binding upon the parties.  In the event that the Shareholders’ Representative delivers a Statement of Objections during the Review Period, each of Parent and Shareholders’ Representative will work in good faith to resolve such objections within 30 calendar days following the receipt by Parent of such Statement of Objections (any unresolved objection following such 30 calendar day period, a “Dispute”).  After such 30 calendar day period, any item or matter that is not a Dispute will become final and binding.  If Parent and the Shareholders’ Representative are unable to resolve all Disputes during such 30 calendar day period, then any remaining Disputes, and only such remaining Disputes, will be resolved by Grant Thornton LLP or, if such Person is not available for such engagement or at the time of such proposed engagement is no longer independent, such other nationally recognized independent certified public accounting firm reasonably agreed to by Parent and the Shareholders’ Representative (Grant Thornton LLP or such other accounting firm agreed to by Parent and Shareholders’ Representative, the “Accounting Firm”).  If Parent and the Shareholders’ Representative cannot agree on an accounting firm within 40 calendar days of determining that an Accounting Firm other than Grant Thornton LLP must be appointed as contemplated by the preceding sentence, then the Shareholders’ Representative and/or Parent may submit a request to the American Arbitration Association requesting appointment of a nationally recognized independent certified public accounting firm to serve as the Accounting Firm.  The Accounting Firm will act as an expert and not an arbitrator and will be instructed to resolve within 45 calendar days after its appointment any such remaining Disputes in accordance with the terms of this Agreement, including the Agreed Accounting Principles, the Sample Net Working Capital Statement and the books and records of the Company and its Subsidiaries.  The resolution of such Disputes by the Accounting Firm will: (i) be set forth in a reasoned written report; (ii) be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Shareholders’ Representative in the Statement of Objections and by Parent in the Closing Statement (to the extent such item was included therein, and in the event such item was not included therein, such amount assigned to such item will be deemed to be zero); (iii) constitute an arbitral award; and (iv) be conclusive and binding upon all of the parties (absent manifest error) upon which a judgment may be rendered by a court of competent jurisdiction.  Each of Parent and the Shareholders’ Representative agrees that it will not have any right to, and will not, institute any Proceeding of any kind challenging such determination by the Accounting Firm, except that the foregoing will not preclude a Proceeding to enforce such determination or to challenge the Accounting Firm’s determination on the ground that such determination is inconsistent with the terms of this Agreement.  The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.11(c) will be borne by the non-prevailing party, which will be the party whose values assigned and submitted to the Accounting Firm with respect to any amounts in Dispute is furthest from that determined by the Accounting Firm; provided that if the Shareholders’ Representative is the non-prevailing party, then the Shareholders’ Representative will satisfy the payment of all such fees, costs and expenses solely out of the Escrow Funds and the Shareholders’ Representative will not be individually liable with respect to such amounts.  The date on which the Closing Statement is finally determined and delivered in accordance with this Section 2.11(c) is hereinafter referred to as the “Determination Date.”

(d)            Access.  For the purpose of complying with the terms set forth in Section 2.11(c), Parent, on the one hand, and the Shareholders’ Representative, on the other hand, will, and will cause their respective representatives, including their respective accountants, to, and Parent will cause the Surviving Corporation and its Subsidiaries and representatives, including their respective accountants, to, cooperate with and make available to the Accounting Firm and each other and their respective representatives, including their respective accountants, interviews with such individuals and all information, records, data and work papers, and will permit access to its facilities, as may be reasonably requested in connection with the preparation and review of the Closing Statement and the resolution of any Disputes thereunder; provided, however, that the accountants of each of Parent, the Shareholders’ Representative and the Surviving Corporation and its Subsidiaries will not be obligated to make any work papers available to each other or their respective representatives, including their respective accountants, or the Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the proposed recipient has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.  If Parent, on the one hand, or the Shareholders’ Representative, on the other hand, breach their respective obligations under this Section 2.11(d), the dispute periods set forth in Section 2.11(c) will automatically be extended until such breach is cured by the breaching party.

(e)            Adjustment.

(i)            If the substitution of the Final Company Cash, Final Transaction Costs, Final Company Indebtedness and Final Working Capital (each as finally determined pursuant to Section 2.11(b) or Section 2.11(c), as applicable) for Estimated Company Cash, Estimated Transaction Costs, Estimated Company Indebtedness and Estimated Working Capital, respectively, would have resulted in an amount that would have been paid under Section 2.8 being less than the amount actually paid, then within two Business Days of the Determination Date, Parent and the Shareholders’ Representative by joint written instruction will cause the Escrow Agent to promptly release (A) an amount (but not greater than the Escrow Funds minus any amounts payable to the Accounting Firm pursuant to Section 2.11(c), if any) of cash equal to such shortfall from the Escrow Funds to Parent, which payment will be Parent’s sole and exclusive remedy with respect thereto, by bank wire transfer of immediately available funds to an account designated in writing by Parent, and (B) the remaining Escrow Funds, if any, after such payment, to the Paying Agent by bank wire transfer of immediately available funds and the Paying Agent will promptly disburse the funds received pursuant to this Section 2.11(e)(i) to the Company Shareholders in accordance with the Allocation Schedule to the account of such Company Shareholder identified in the Letter of Transmittal for such Company Shareholder.

(ii)            If the substitution of the Final Company Cash, Final Transaction Costs, Final Company Indebtedness and Final Working Capital (each as finally determined pursuant to Section 2.11(b) or Section 2.11(c), as applicable) for Estimated Company Cash, Estimated Transaction Costs, Estimated Company Indebtedness and Estimated Working Capital, respectively, would have resulted in an amount that would have been paid under Section 2.8 being greater than the amount actually paid, then within two Business Days of the Determination Date, (A) Parent will promptly pay, or cause to be paid, to the Paying Agent an amount in cash equal to such excess and (B) Parent and the Shareholders’ Representative by joint written instructions will cause the Escrow Agent to promptly release the Escrow Funds (minus any amounts payable to the Accounting Firm pursuant to Section 2.11(c), if any) to the Paying Agent, in each case, by bank wire transfer of immediately available funds and the Paying Agent will promptly disburse the funds received pursuant to this Section 2.11(e)(ii) to the Company Shareholders in accordance with the Allocation Schedule to the account of such Company Shareholder identified in the Letter of Transmittal for such Company Shareholder; provided that in no event will Parent be required to pay an aggregate amount pursuant to this Section 2.11(e) in excess of $20,000,000.

(iii)            If the substitution of the Final Company Cash, Final Transaction Costs, Final Company Indebtedness and Final Working Capital (each as finally determined pursuant to Section 2.11(b) or Section 2.11(c), as applicable) for Estimated Company Cash, Estimated Transaction Costs, Estimated Company Indebtedness and Estimated Working Capital, respectively, would have resulted in an amount that would have been paid under Section 2.8 being equal to the amount actually paid, then within two Business Days of the Determination Date, Parent and the Shareholders’ Representative by joint written instructions will cause the Escrow Agent to promptly release the Escrow Funds (minus any amounts payable to the Accounting Firm pursuant to Section 2.11(c), if any) and the Paying Agent will promptly disburse the funds received pursuant to this Section 2.11(e)(iii) to the Company Shareholders in accordance with the Allocation Schedule to the account of such Company Shareholder identified in the Letter of Transmittal for such Company Shareholder.

SECTION 2.12              Withholding.

(a)            Parent or the Surviving Corporation, any of their applicable Subsidiaries and the Paying Agent will be entitled to deduct and withhold from the Merger Consideration and any amounts otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation, any of their applicable Subsidiaries or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law; provided that prior to making any such deduction or withholding, the applicable withholding entity will provide notice, at least 10 days prior to the Closing Date, to the recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or evidence that would exempt such amounts from withholding Tax.  Any amounts so withheld and paid over to an applicable Governmental Authority as required by applicable Law will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, any of their applicable Subsidiaries or the Paying Agent.

(b)            (i) Parent and the Company agree, (A) as soon as practicable but no later than 25 calendar days after the date of this Agreement, to jointly submit or cause to be submitted, on behalf of Parent and the Company Shareholders that are not individuals, to the relevant PRC Governmental Authority the Tax reports and other documentation required under Article 9 of Announcement 7 (the “Indirect Transfer Tax Filing Documents”) relating to the transactions contemplated by this Agreement (the “Joint Filing”); (B) that the Company will prepare the draft of the Indirect Transfer Tax Filing Documents for the review and comment by Parent; and (C) at least 10 calendar days prior to making such submission, (x) jointly determine the timing and venue of such submission and (y) jointly determine the final version of the Indirect Transfer Filing Documents to be submitted to the competent PRC Governmental Authority; provided, however, that Parent shall be entitled to submit or cause to be submitted the Indirect Transfer Tax Filing Documents to the competent PRC  Governmental Authority on an individual basis if the Joint Filing does not take place within 25 calendar days after the date of this Agreement.

(ii)            if the Company or Parent receives any written communication from any competent PRC Governmental Authority in relation to the transactions contemplated by this Agreement or the Joint Filing, such recipient will promptly forward the communication to the Company or Parent, as applicable.  The Company and Parent agree to cooperate with each other in respect of the Joint Filing.  If the Company or Parent receives a written notification from the competent PRC Governmental Authority prior to the Closing which determines that Parent is required to withhold Chinese WHT, Parent will deduct an amount equal to such Chinese WHT in accordance with Section 2.12(a).

SECTION 2.13              Tax Treatment.  For all Tax purposes, each Company Shareholder will be treated as receiving the full amount of their allocated portion of the Merger Consideration (without any reduction with respect to any Employee Loans of such Company Shareholder) in exchange for their Company Shares in the Merger and then immediately thereafter, if applicable, using a portion of such Merger Consideration to pay off the aggregate balance of such Company Shareholder’s Employee Loans (including any accrued interest thereon) that have not been repaid to the Company or its Subsidiaries by such Company Shareholder immediately prior to the Effective Time.

ARTICLE III

CLOSING PAYMENTS; CLOSING DELIVERIES

SECTION 3.1                  Payments by Parent.  At the Closing, Parent will make, or cause to be made, the following payments:

(a)            the Initial Merger Consideration as contemplated by Section 2.8(a);

(b)            the unpaid Transaction Costs as contemplated by Section 2.10(a);

(c)            the Estimated Company Indebtedness as contemplated by Section 2.10(b);

(d)            the Escrow Funds as contemplated by Section 2.10(c); and

(e)            the Shareholders’ Representative’s Expense Funds as contemplated by Section 2.10(d).

SECTION 3.2                  Deliveries by the Company.  At the Closing, the Company will deliver, or cause to be delivered, to Parent the following items:

(a)            a certificate of the Pennsylvania Department of State as to the good standing of the Company as of a recent date;

(b)            a certificate, dated as of the Closing Date and duly executed by an officer of the Company, certifying to the fulfillment of the conditions specified in Sections 7.2(a) and (b);

(c)            a certificate, dated as of the Closing Date and duly executed by an officer of the Company, certifying that the Company is not and has not been a United States real property holding corporation, which is in form and substance as required under Treasury Regulation Sections 1.897-2(h) and 1.445-2(c);

(d)            the Paying Agent Agreement, duly executed by the Company and the Shareholders’ Representative;

(e)            the Escrow Agreement, duly executed by the Company and the Shareholders’ Representative; and

(f)            written resignations of the directors of the Company.

SECTION 3.3                  Deliveries by Parent and Merger Sub.  At the Closing, Parent and Merger Sub will deliver, or cause to be delivered, to the Company the following items:

(a)            a certificate, dated as of the Closing Date and duly executed by an officer of Parent and Merger Sub, respectively, certifying to the fulfillment of the conditions specified in Sections 7.3(a) and (b);

(b)            the Paying Agent Agreement, duly executed by Parent; and

(c)            the Escrow Agreement, duly executed by Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1                  Organization.  The Company and each of its Subsidiaries is a business entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.  The Company and each of its Subsidiaries has all requisite power and authority to own its assets and to carry on its business as now conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to (a) have a Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby, including the Merger.  The Company has made available to Parent, prior to the execution of this Agreement, true and complete copies of the Amended and Restated Articles of Incorporation and Bylaws of the Company in effect as of the date of this Agreement, together with all amendments thereto in effect as of the date of this Agreement (the “Company Organizational Documents”).

SECTION 4.2                  Authorization, Enforceability.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other agreement, document or certificate required by this Agreement to be executed and delivered by the Company (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company.  The approval of the (a) board of directors of the Company and (b) the Required Shareholder Approval are the only approvals or votes of any director, board of directors or holders of any class of securities or other equity interests, in each case, of the Company or any of its Subsidiaries required to authorize this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company

Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”).

SECTION 4.3                  Capitalization; Subsidiaries.

(a)            Set forth on Section 4.3(a) of the Company Disclosure Letter is the number of authorized, issued and outstanding shares or other equity securities of the Company as of the date of this Agreement and there are no other authorized, issued or outstanding shares of capital stock or other equity securities of the Company as of the date of this Agreement.  All of the issued and outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding options, warrants, calls, rights or any other agreements affecting the sale, issuance or voting of any shares of the capital stock of the Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity securities of the Company.  No Company Shares are subject to preemptive rights, rights of first refusal, rights of first offer, rights of first negotiation or similar rights pursuant to applicable Law or a Contract to which the Company is a party.

(b)            All of the outstanding shares or other equity securities of each of the Company’s Subsidiaries (other than non-wholly owned Subsidiaries, in which case only to the extent such shares or other equity securities are set forth on Section 4.3(b) of the Company Disclosure Letter) are owned beneficially or of record by the Company, directly or indirectly, and all such shares and other equity securities have been validly issued and are fully paid and non-assessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances (other than Permitted Encumbrances).  There are no outstanding options, warrants, calls, rights or any other agreements affecting the sale, issuance or voting of any shares of capital stock of any of the Company’s Subsidiaries, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity securities of any of the Company’s Subsidiaries.  Section 4.3(b) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization.

(c)            The methodologies set forth in this Agreement for determining the Merger Consideration and the allocation of the Merger Consideration to the Company Shareholders are consistent with and in accordance with the Company Organizational Documents, any award agreement in respect of any Company Shares and any Company Plans, in all respects, and are otherwise consistent with and in accordance with applicable Law, including the PBCL.  On the Closing Date, the amounts set forth on the Allocation Schedule will have been calculated consistent with the terms of this Agreement and otherwise in accordance with the Company Organizational Documents, any award agreement in respect of any Company Shares, any Company Plans and applicable Law, including the PBCL, and the Allocation Schedule will be complete and correct. Payment of the amounts set forth on the Allocation Schedule will satisfy all rights of the Company Shareholders under the Company Organizational Documents, any award agreement in respect of any Company Shares, any Company Plans and applicable Law, including the PBCL, in connection with the Merger and the other transactions contemplated by this Agreement, other than with respect to Dissenting Shares.  Immediately following the consummation of the transactions contemplated by this Agreement, Parent will have no obligation to make any payment whatsoever (other than payment of the Merger Consideration in accordance with the Allocation Schedule) to any Person with respect to the ownership of any Company Shares or capital stock of or other equity interests in the Company or any of its Subsidiaries, other than payments that may be required to be made with respect to Dissenting Shares.

SECTION 4.4                  Financial Statements.  The audited consolidated balance sheets of the Company and its Subsidiaries together with all notes and schedules thereto for the fiscal years ended December 31, 2018 and December 31, 2017 and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2018 and December 31, 2017, together with all notes and schedules thereto, and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2019 (the “Balance Sheet” and such date, the “Balance Sheet Date”) and the unaudited condensed statements of income and comprehensive income, shareholders’ equity and cash flows for the three months ended on the Balance Sheet Date (the financial statements identified in this sentence, collectively, the “Financial Statements”) are set forth on Section 4.4 of the Company Disclosure Letter.  The Financial Statements have been prepared from the books and records of the Company in accordance with GAAP (subject, in the case of unaudited financial statements, to the normal year-end adjustments and to the absence of certain footnotes) applied on a consistent basis (except as may be indicated therein or in the notes thereto).  The Financial Statements present fairly in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries at the dates and for the periods indicated.

SECTION 4.5                  Absence of Undisclosed Liabilities.  None of the Company or any of its Subsidiaries has any Liabilities that are required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected on, or reserved for in, the Financial Statements, (b) arising in the ordinary course of business since the Balance Sheet Date, (c) arising after the date of this Agreement in connection with the transactions contemplated hereby, (d) disclosed in the Company Disclosure Letter, (e) resulting from or pursuant to any Material Contracts or Contracts that are not required to be disclosed on Section 4.14(a) of the Company Disclosure Letter or (f) that would not reasonably be expected, individually or in the aggregate, to (i) have a Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby, including the Merger.

SECTION 4.6                  No Approvals or Conflicts; Governmental Authorizations.

(a)            The execution and delivery by the Company of this Agreement or any of the Company Documents, the consummation of the transactions contemplated hereby or thereby (including the Merger), or the compliance by the Company with any of the provisions hereof or thereof do not and will not (i) violate or conflict with the Company Organizational Documents or the certificates of incorporation, bylaws or other comparable organizational documents of any of the Company’s Subsidiaries, (ii) violate, conflict with or result in a breach of, or constitute a default by the Company or any of its Subsidiaries (or create an event which, with notice or lapse of time or both, would constitute a default) under any Material Contract, (iii) violate or result in a breach of any Order or Law applicable to the Company or any of its Subsidiaries, or (iv) except as set forth in Section 4.6(b), require any Consent of any Governmental Authority, except, in each of clauses (ii), (iii) and (iv) above, as would not reasonably be expected, individually or in the aggregate, to (A) have a Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby, including the Merger.

(b)            The execution, delivery and performance by the Company of this Agreement or any of the Company Documents, and the consummation by the Company of the transactions contemplated hereby or thereby (including the Merger) do not and will not require any Consent of any Governmental Authority except for (i) the filing of the Statement of Merger with Pennsylvania Department of State as provided under the PBCL, (ii) filings in connection with the HSR Act or other Antitrust Laws, (iii) filings or registrations with Governmental Authorities that become applicable solely as a result of Parent’s or Merger Sub’s participation in the transactions contemplated hereby (which Consents will be solely the responsibility of Parent and Merger Sub), or (iv) any such filing or registration as to which failure to make or obtain would not (A) prevent, materially delay or materially impair the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby, including the Merger or (B) reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 4.7                  Compliance with Law; Permits.  The Company and each of its Subsidiaries are currently, and since December 31, 2015 have been, in compliance with all Orders and Laws applicable to them, except where the failure to be in such compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Company and its Subsidiaries have all licenses, permits, franchises, registrations and other governmental authorizations necessary to conduct the business of the Company and its Subsidiaries substantially in the manner in which such business is currently conducted (collectively, “Permits”), except where the failure to have such Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Since December 31, 2015, (a) neither the Company nor any of its Subsidiaries has received any written notice, or to the Knowledge of the Company, oral notice, from any Governmental Authority asserting that such Governmental Authority intends to revoke, suspend or to not renew any Permit, (b) there has occurred no violation of, or default (with or without notice or lapse of time, or both) under, any Permit, and all such Permits are valid and in full force and effect, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened, Proceedings which would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or impairment of any Permits except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 4.8                  Litigation.  As of the date of this Agreement, there is no (a) outstanding Order against the Company or any of its Subsidiaries, (b) suit, action or legal, governmental, administrative or regulatory proceeding by or before a Governmental Authority (“Proceeding”) that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or (c) investigation by any Governmental Authority (excluding any such matters of general applicability) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, except, in each of clauses (a) through (c), as would not reasonably be expected, individually or in the aggregate, to (i) have a Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby, including the Merger.

SECTION 4.9                  Absence of Material Adverse Effect.  Since the Balance Sheet Date, there has not been a Material Adverse Effect and there has not been any change, occurrence or development that would reasonably be expected, individually or in the aggregate, to (a) have a Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby, including the Merger.

SECTION 4.10              Tax Matters.

(a)            All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed (subject to permitted extensions applicable to such filing) and all material Taxes, whether or not shown as due and payable on such Tax Returns, in respect of the Company or any of its Subsidiaries have been fully, duly and timely paid (except for those Taxes being contested in good faith through appropriate Proceedings for which adequate reserves have been established in the Financial Statements in accordance with GAAP).

(b)            No claim for any unpaid material Taxes has become an Encumbrance against any assets or property of the Company or any of its Subsidiaries except for Permitted Encumbrances.

(c)            There are no examinations, audits, actions, Proceedings, investigations, disputes, assessments or claims pending, asserted or, to the Knowledge of the Company, threatened in writing regarding material Taxes of the Company or any of its Subsidiaries.

(d)            There are no agreements or consents currently in effect for the waiver of any statute of limitations or extension of time with respect to an assessment or collection of any material Taxes of the Company or any of its Subsidiaries, other than an extension arising out of an extension of the due date for filing a Tax Return.

(e)            There are no deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries with respect to material Taxes other than a deficiency which (i) has been fully paid or (ii) is adequately reserved for in the Financial Statements in accordance with GAAP.

(f)            None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement, (i) except for the Company and its Subsidiaries as they relate to one another and (ii) other than any commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes.

(g)            None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h)            None of the Company or any of its Subsidiaries has entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

(i)            The Company has established reserves on the Financial Statements adequate for the payment of all material Taxes payable by or on behalf of the Company and its Subsidiaries. Any unpaid Taxes of the Company and its Subsidiaries (including Taxes not yet due and payable) (i) did not, as of the dates of the Financial Statements, materially exceed the reserve for Tax liabilities on the face of the applicable Financial Statements, and (ii) do not materially exceed that reserve as that reserve is adjusted for the passage of time and operations taken in the ordinary course of business in accordance with the past practice and custom of the Company. Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to the Company and its Subsidiaries’ businesses, properties, and operations in the ordinary course of business for such period.

(j)            Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined or unitary group (other than a group of which the Company or any of its Subsidiaries was the common parent) or (ii) has any liability for any Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee or successor, other than any liability for a member of the group of which the Company or any of its Subsidiaries is or was the common parent.

SECTION 4.11               Employee Benefits.

(a)            Section 4.11(a) of the Company Disclosure Letter contains a true and correct list of all material “employee benefit plans” (within the meaning of Section 3(3) of ERISA), including all material plans of a similar nature in jurisdictions outside of the United States and which are not subject to ERISA, and all material severance (including change in control severance), incentive, pension (including supplemental pension), retirement savings, deferred profit sharing, bonus, fringe benefit, stock option, stock purchase and restricted stock plan, program, agreement or policy (collectively, “Plans”) sponsored or maintained by the Company or any of its Subsidiaries in which Employees of the Company or its Subsidiaries participate or may become eligible to participate and from which such Employees are eligible to receive a benefit, provided that with respect to Employees of the Company or its Subsidiaries outside of the United States, this sentence will be subject to the Knowledge of the Company (those Plans listed on Section 4.11(a) of the Company Disclosure Letter, collectively, the “Company Plans”).  The Company Plans that are adopted and administered in accordance with the Laws of the United States will hereinafter be referred to as “U.S. Company Plans.”

(b)            With respect to each U.S. Company Plan, the Company has made available to Parent or its representatives a current copy of (or, where no document exists, a written description thereof) including all existing amendments thereto, and to the extent applicable and existing as of the date of this Agreement, (i) a summary plan description or other summary of the material terms of such plan, (ii) any related trust agreement or other funding instrument, (iii) the most recent IRS favorable determination letter, (iv) the most current actuarial report and (v) the most recent Form 5500 and attached schedules.

(c)            Each U.S. Company Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Code and is sponsored by the Company or one of its Subsidiaries has received a favorable determination within the Plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28 (or has filed a request for such determination before the expiration of the plan’s five-year remedial amendment cycle) that it is qualified under Section 401(a) of the Code and the related trust is tax-exempt under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(d)            Each U.S. Company Plan has been operated and administered in material compliance with the terms of such U.S. Company Plan, the applicable provisions of ERISA, the Code and other applicable Laws. With respect to any Company Plan maintained for the benefit of certain Employees outside of the United States, to the Knowledge of the Company, all such Company Plans (i) have been established, operated and administered in material compliance with the terms of such Plan and all applicable Laws of any controlling Governmental Authority and (ii) if required to be funded, are funded in accordance with the applicable funding requirements.

(e)            None of the Company or its Subsidiaries has (i) sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any liability under a U.S. Company Plan in respect of broadly applicable post-retirement health, medical or life insurance benefits for retired, former or current Employees of the Company or its Subsidiaries, other than for continuation coverage required under Section 4980B of the Code or any applicable state or foreign Laws.

(f)            There are no pending claims or, to the Knowledge of the Company, claims threatened in writing against the Company or any of its Subsidiaries or otherwise involving any such U.S. Company Plan or the assets of any U.S. Company Plan (other than routine claims for benefits made in the ordinary course), that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Employee to any compensation or benefit, (ii) result in the acceleration of the time of payment, vesting or funding, or increase the amount, of any compensation due any Employee under any Company Plan, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, (v) require a “gross-up”, indemnification for, or payment to any individual for any Taxes imposed under Section 4999 of the Code, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code; provided that this sentence will not apply to the Company Plan(s) listed on Section 4.11 of the Company Disclosure Letter.  The Company has made available to Parent true and complete copies of all calculations prepared (whether or not final) with respect to any potential “parachute payments” as defined in Section 280G(b)(2) of the Code payable to any “disqualified individual” (as defined in Section 280G(c) of the Code) in connection with the Merger and the other transactions contemplated by this Agreement.

SECTION 4.12               Labor Relations; Employees.

(a)            Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each collective bargaining agreement (including any national or regional collective bargaining agreement governing the terms of employment for certain Employees of the Company and its Subsidiaries outside the United States) to which the Company or its Subsidiaries is a party.  The Company has made available to Parent or its representatives a current copy of each material collective bargaining agreement, including all existing amendments thereto. Neither the execution and delivery of this Agreement nor the consummation of the Merger requires approval under, or consultation pursuant to, any collective bargaining agreement, including any national or regional collective bargaining agreement governing the terms of employment for certain Employees of the Company and its Subsidiaries outside the United States.

(b)            There is not presently any pending, nor has there been since December 31, 2015 any material (i) actual, or, to the Knowledge of the Company, threatened strike, slowdown, picketing, work stoppage, lockouts or other activity or labor dispute affecting the Company or (ii) to the Knowledge of the Company, union organizational activity affecting the Company or application for certification of a collective bargaining agreement with respect to the Employees of the Company.  To the Knowledge of the Company, there is not presently, nor has there been since December 31, 2015, any unfair labor practice charge or comparable or analogous complaint pending before the National Labor Relations Board (or equivalent regulatory body, tribunal or authority) against the Company or any of its Subsidiaries, which, if adversely decided, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)            There is no grievance, arbitration hearing, or arbitration award pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, which, if adversely decided, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 4.13              Intellectual Property.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all material Intellectual Property registrations and applications owned by the Company and its Subsidiaries.  The Company directly or indirectly through one of its Subsidiaries owns all right, title and interest to the items on Section 4.13(a) of the Company Disclosure Letter, free and clear of all Encumbrances except Permitted Encumbrances, and such items are subsisting and have not unintentionally lapsed or been abandoned.  The Company Intellectual Property is registered and enforceable.

(b)            To the Knowledge of the Company, none of the Company or any of its Subsidiaries is infringing or violating any valid and enforceable Intellectual

Property of any other Person, and since December 31, 2015, the Company has not received any written claim alleging the same, other than those that have since been resolved.  To the Knowledge of the Company, no Person is infringing any of the Intellectual Property on Section 4.13(a) of the Company Disclosure Letter or other material Intellectual Property owned by the Company or any of its Subsidiaries, and the Company has not made any written claims alleging the same.

(c)            The Company and its Subsidiaries have implemented reasonable measures to protect the confidentiality of their trade secrets and the integrity, security and continuous operation of the material information systems owned by them.  No confidential information, trade secrets or other confidential Company Intellectual Property has been disclosed by the Company or any of its Subsidiaries to any Person except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to valid and enforceable non-disclosure and/or license agreements.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of any information systems resulting in the theft or loss of any of material trade secrets.

(d)            As of the date of this Agreement, no Proceeding is pending or threatened in writing challenging the validity, enforceability, misuse, registration or ownership of any Company Intellectual Property.  As of the date of this Agreement, no Proceeding is pending alleging infringement, misappropriation or violation of any of the Company Intellectual Property or Intellectual Property of any other Person by the Company or its Subsidiaries.

(e)            Each Employee, contractor, consultant and other Person involved in the conception, creation, invention or development of any Company Intellectual Property for or on behalf of the Company or any of its Subsidiaries has executed a valid and enforceable written assignment of all such Intellectual Property transferring to the Company or one of its Subsidiaries, the entire and unencumbered right, title and interest therein.

(f)            No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution was used, directly or indirectly, to create, in whole or in part, any Intellectual Property owned by the Company or any of its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining any ownership of such Intellectual Property.

(g)            No material Software code included in the Company Intellectual Property or used by the Company or any of its Subsidiaries in the operation of its businesses, has been, since December 1, 2015, used in a manner that has triggered any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org) that conditions the distribution of such Software code on (i) the disclosure, licensing or distribution of any source code for any portion of such Software, (ii) the granting to licensees of the right to make derivative works or other modifications to such Software, (iii) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) redistribution of such Software at no license fee.

(h)            The Company’s and its Subsidiaries’ operation of their businesses comply with all applicable Laws, contractual requirements and policies relating to privacy and security of data and Personal Information (collectively, “Privacy Laws”), except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Company and its Subsidiaries maintain reasonable policies, procedures and rules regarding data privacy, protection and security and has at all times complied in all material respects with all privacy policies posted on the Company’s and its Subsidiaries’ websites (the “Privacy Policies”).  To the Knowledge of the Company, since December 31, 2015, there has been no material security violation or material unauthorized access or processing of, nor any material loss, alteration or disclosure of, any Personal Information processed by or on behalf of the Company or any of its Subsidiaries and, neither the Company nor any of its Subsidiaries have been notified or been required by Law to notify any Person of such a breach or unauthorized access. Since December 31, 2015, no claims have been asserted or threatened against the Company in writing, and there are no Proceedings pending or threatened in writing, by any Person alleging a violation of any Privacy Laws or Privacy Policies.

SECTION 4.14              Contracts.

(a)            Section 4.14(a) of the Company Disclosure Letter sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (collectively, the “Material Contracts”):

(i)            any Contract (excluding sales orders, purchase orders and similar arrangements issued in the ordinary course of business) with any current top 10 suppliers of the Company and its Subsidiaries, taken as a whole, as determined by all past contracted expenditures of the Company and its Subsidiaries, taken as a whole, during the fiscal year 2018 (any such supplier, a “Material Supplier”);

(ii)            any Contract (excluding sales orders, purchase orders and similar arrangements issued in the ordinary course of business) with any current top 10 customers of the Company and its Subsidiaries, taken as a whole, as determined by the aggregate revenues generated by the Company and its Subsidiaries for the three-year period ended December 31, 2018 (any such customer, a “Material Customer”);

(iii)            any Contract relating to the full or partial guarantee of the obligations of other Persons (other than any of the Company or any of its Subsidiaries) involving the potential expenditure by the Company or any of its Subsidiaries after the date of this Agreement of more than $1,000,000 in any instance;

(iv)            any Contract that materially restricts the Company or any of its Subsidiaries from competing with any Person in any business that is material to the Company and its Subsidiaries, taken as a whole, after the Closing Date, except for any such Contract that is terminable by the Company or any of its Subsidiaries on 180 days’ notice or less without penalty;

(v)            any material Contract that governs a joint venture, partnership, joint development, strategic alliance or other similar arrangement with any Person;

(vi)            any Contract relating to material Intellectual Property, other than any (i) “off-the-shelf” or other non-exclusive license to software granted to the Company or any of its Subsidiaries that are generally commercially available and have annual fees of less than $1,000,000 and (ii) non-exclusive license granted by the Company or any of its Subsidiaries to customers or suppliers in the ordinary course of business;

(vii)            any Contract with respect to any acquisition, disposition, merger or asset purchase or sale agreement entered into by the Company or any its Subsidiaries during the two-year period prior to the date of this Agreement relating to any material business of the Company or any of its Subsidiaries providing for material continuing payment obligations (excluding indemnification obligations) of the Company or any of its Subsidiaries in excess of $2,500,000 (other than any Contract that provides for the purchase or sale of materials, supplies, equipment, services or other tangible assets);

(viii)            any Contract other than any Contract described in Sections 4.14(a)(i) and (iii) that contains a right of first refusal, first offer or first negotiation with respect to an asset that is material to the Company and its Subsidiaries, taken as a whole, that is outstanding and exercisable on or after the date hereof;

(ix)            any Contract providing for a settlement of any Proceeding against the Company or any of its Subsidiaries by or before any Governmental Authority, other than (A) releases immaterial in nature or amount entered into with former Employees or current or former independent contractors of the Company or any of its Subsidiaries in the ordinary course of business, (B) settlement agreements for cash or the provision of products or services only (which have been paid or provided) that do not exceed $2,500,000 individually as to any such settlement or (C) settlement agreements entered into more than one year prior to the date of this Agreement under which none of Company or any its Subsidiaries have any continuing material obligations, liabilities or rights (excluding releases); or

(x)            any Leases with base annual rents in excess of $750,000.

(b)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Material Contract is in full force and effect, and is a valid and binding agreement of the Company or the applicable Subsidiary of the Company, as applicable, enforceable against the

Company or such Subsidiary of the Company, as applicable, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, subject to the Enforceability Exceptions.  To the Knowledge of the Company, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries under any Material Contract, except for defaults that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 4.15              Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)            The Company and each of its Subsidiaries is, and have been for the past three years, in compliance with all applicable Environmental Laws.

(b)            The Company and each of its Subsidiaries has obtained or possesses all Permits which are required of it under applicable Environmental Laws for the ownership, use and operation of its businesses, such Permits are in effect, and the Company and each of its Subsidiaries is, and have been for the past three years, in compliance with all applicable terms and conditions of such Permits.

(c)            None of the Company or its Subsidiaries has received any Environmental Claim or, to the Knowledge of Company, written notice of any threatened Environmental Claim.

(d)            None of the Company or its Subsidiaries has assumed or agreed to provide indemnification by Contract with respect to any Liabilities of any other Person pursuant to Environmental Laws.

(e)            There has been no release of or exposure to Hazardous Materials in violation of any applicable Environmental Laws by the Company or any of its Subsidiaries or in a manner that would reasonably be expected to result in Liability of the Company or any of its Subsidiaries under any applicable Environmental Laws.

(f)            None of the Company or its Subsidiaries (or their respective legal predecessors) has at any time manufactured, sold, distributed, marketed or otherwise put into commerce any asbestos or any products or materials containing asbestos that has resulted in or would reasonably be expected to result in Liability of the Company or any of its Subsidiaries under any applicable Environmental Law.

SECTION 4.16              Insurance.  Except for the policies that have expired in accordance with their terms, all material insurance policies issued to the Company and its Subsidiaries (“Company Insurance Policies”) are, to the Knowledge of the Company, in full force and effect, subject to the Enforceability Exceptions.  To the

Knowledge of the Company, none of Company or any of its Subsidiaries is in default with respect to any of its obligations under any of such material insurance policies.  All Company Insurance Policies are valid and enforceable in accordance with their terms, subject to the Enforceability Exceptions.  As of the date of this Agreement (a) none of the Company or any of its Subsidiaries has received written notice of actual or, to the Knowledge of the Company, threatened material modification or termination of any Company Insurance Policy, other than increases in premiums in connection with the Company’s ordinary renewal process and (b) there is no material claim pending regarding the Company or any of its Subsidiaries under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under the Company Insurance Policies and have not received written notice that they are in default with respect to any obligations under the Company Insurance Policies.  All representations, warranties and other declarations of the Company or any of its Subsidiaries under any of the Company Insurance Policies (including any such representations, warranties or other declarations contained in any certificates or other documents ancillary thereto) were true and correct in all material respects on and as of the date that any such representation, warranty or other declaration was made.

SECTION 4.17              Real Property.

(a)            Section 4.17(a) of the Company Disclosure Letter identifies the common address of each parcel of real property and the lease, license, occupancy agreement or other similar Contract pursuant to which the Company or any of its Subsidiaries is granted the right to use and occupy such real property (any such leases, licenses, occupancy agreements or other similar Contracts, the “Leases” and any such property, the “Leased Real Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Company or any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by the Company or any of its Subsidiaries under any leases with respect to the Leased Real Property and (ii) the Company or one of its Subsidiaries, as applicable, has valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances (other than Permitted Encumbrances).

(b)            Section 4.17(b) of the Company Disclosure Letter identifies (i) the common address of each parcel of owned real property owned in fee simple (or its jurisdictional equivalent) by the Company or one of its Subsidiaries (the “Owned Real Property”) and (ii) the Company or Subsidiary owning such Owned Real Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any real property or any portion thereof or interest therein, and no Person other than the Company or one of its Subsidiaries holds a present or future right to occupy any portion of the Owned Real Property or Leased Real Property, whether pursuant to a lease, license, or other occupancy agreement, purchase option, right of first offer, right of first refusal or other Contract.

(d)            As of the date of this Agreement, there are no existing, and none of the Company or any of its Subsidiaries has received any written notice of, any threatened condemnation, eminent domain or rezoning proceedings or similar actions with respect to any material part of any Owned Real Property or, to the Knowledge of the Company, any Leased Real Property

SECTION 4.18              Title to Properties.  The Company or one of its Subsidiaries has good and valid title to all material properties and assets, tangible or intangible, reflected in the Balance Sheet as being owned by the Company or one of its Subsidiaries, free and clear of all Encumbrances except for Permitted Encumbrances, excluding assets and interests disposed of since the Balance Sheet Date in the ordinary course of business.  The assets, properties and rights of the Company and its Subsidiaries are, together with all assets, properties and rights licensed or leased by the Company and its Subsidiaries, sufficient to enable the Company and its Subsidiaries to conduct and operate the business of the Company and its Subsidiaries as currently conducted.

SECTION 4.19              Anticorruption.

(a)            None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Employee, agent, distributor or other Person acting on behalf of the Company or any of its Subsidiaries has in the past five years made a violation of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or of any other anti-bribery or anticorruption Law of any jurisdiction applicable to the Company or any of its Subsidiaries (the “Anticorruption Laws”).

(b)            As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, investigation, allegation, self-disclosure, request for information, notice of potential liability or any other Proceeding regarding any actual or possible material violation of any Anticorruption Law by the Company or any of its Subsidiaries.

(c)            The Company has maintained and implemented policies, procedures and controls that are reasonably designed to promote compliance with all Anticorruption Laws applicable to the Company or any of its Subsidiaries.

SECTION 4.20              Sanctions.

(a)            None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent, distributor or other Person acting on behalf of the Company or any of its Subsidiaries is a Sanctioned Person.

(b)            None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent, distributor or other Person acting on behalf of the Company or any of its Subsidiaries has conducted any material business or engaged in any material transactions with any Sanctioned Person or in any Sanctioned Country in violation of any applicable Sanctions.

(c)            As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, investigation, allegation, self-disclosure, request for information, notice of potential liability or any other Proceeding regarding any actual or possible material violation of any applicable Sanctions by the Company or any of its Subsidiaries.

(d)            The Company has maintained and implemented policies, procedures and controls that are reasonably designed to promote compliance with all Sanctions applicable to the Company or any of its Subsidiaries.

SECTION 4.21              Money Laundering.

(a)            The Company and each of its Subsidiaries are currently in compliance with the anti-money laundering Laws applicable to them, except where the failure to be in such compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)            As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, investigation, allegation, self-disclosure, request for information, notice of potential liability or any other Proceeding regarding any actual or possible material violation of any applicable anti-money laundering Law by the Company or any of its Subsidiaries.

(c)            The Company has maintained and implemented policies, procedures and controls that are reasonably designed to promote compliance with all anti-money laundering Laws applicable to the Company or any of its Subsidiaries.

SECTION 4.22              No Brokers’ or Other Fees.  Except for Morgan Stanley & Co. LLC (the “Financial Advisor”), no broker, finder or investment banker is entitled to any fee or commission in connection with the transaction contemplated hereby based upon arrangements made by or on behalf of the Company.

SECTION 4.23              Voting Requirements; Consents.

(a)            The Required Shareholder Approval is the only vote or written consent of any Persons holding any of the Company Shares or other securities of the Company necessary to execute, deliver, approve and perform this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement under the Company Organizational Documents and applicable Law, including the PBCL, or any other Contract to which the Company may be bound.

(b)            The record date under the PBCL and the Company Organizational Documents for purposes of determining the Company Shareholders entitled to give the Shareholder Written Consent with respect to the Required Shareholder Approval is the Record Date.

(c)            Each advance Company Shareholder notice requirement under any applicable Law, including the PBCL, the Company Organizational Documents and any other Contract to which the Company may be bound for (i) the Record Date, (ii) the execution and delivery of this Agreement, (iii) the vote or consent to approve this Agreement and (iv) the consummation of the Merger and the other transactions contemplated by this Agreement, in each case (A) has been duly and validly waived or (B) will be satisfied by the delivery of the Notice of Merger as contemplated by this Agreement. The Shareholder Written Consent has been obtained in compliance with, and without any violation of, any applicable Law, including the PBCL, the Company Organizational Documents and any other Contract to which the Company may be bound.

SECTION 4.24              Material Customers and Material Suppliers.  As of the date of this Agreement, no Material Customer or Material Supplier has ceased doing business with the Company or its Subsidiaries and the Company has not, to the Knowledge of the Company, received from any Material Customer or Material Supplier notice terminating, or stating the intent to terminate, such Material Customer’s or Material Supplier’s relationship with the Company or its Subsidiaries.

SECTION 4.25              Transactions with Affiliates.  No Affiliate, officer, director or manager or member of the Company or any of its Subsidiaries, any member of such Person’s family, Company Shareholder, holder of any of the capital stock of or other equity interests in any Subsidiary of the Company (other than the Company or any of its Subsidiaries) or Affiliate of any of the foregoing (collectively, “Related Persons”) (a) owes to the Company or any of its Subsidiaries any amount (other than the Employees Loans), nor does the Company or any of its Subsidiaries owe any amount to, have an ongoing commitment to make any loan or extend or guarantee credit to, or for the benefit of, any Related Person or (b) is a party to any Contract, business arrangement or other relationship with the Company or any of its Subsidiaries (the “Affiliate Contracts”).

SECTION 4.26              Government Contracts.

(a)            With respect to each Government Contract, since January 1, 2015:  (i) (A) the Company and each of its Subsidiaries, as applicable, have complied in all material respects with the terms and conditions of such Government Contract; and (B) the Company and each of its Subsidiaries, as applicable, have complied in all material respects with all requirements of all applicable Laws or agreements pertaining to such Government Contract and (ii) to the Knowledge of the Company, (A) all representations and certifications set forth in or pertaining to such Government Contract were true and complete in all material respects as of their effective date, and the Company or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (B) neither a Governmental Authority, nor any prime contractor, subcontractor, vendor or other Person, has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has breached or violated any applicable Law pertaining to such Government Contract; (C) no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries under any Government Contract, except for defaults that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (D) no cost incurred by the Company or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Authority; and (E) no money due to the Company or any of its Subsidiaries pursuant to such Government Contract has been withheld or set off.

(b)            To the Knowledge of the Company, there is no pending, and since December 31, 2015 there has been no, audit or investigation by a Governmental Authority with respect to any alleged improper activity, misstatement or omission arising under or relating to any Government Contract.  Since December 31, 2015, neither the Company nor any of its Subsidiaries has made a voluntary disclosure with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract.

(c)            To the Knowledge of the Company, none of the Employees, distributors, consultants or agents of the Company or any of its Subsidiaries is, or since December 31, 2015 has been (except as to routine security investigations), under administrative, civil or criminal investigation, indictment or information by any Governmental Authority.  None of the Company, its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, distributors, consultants or agents is (or since December 31, 2015 has been) suspended or debarred from doing business with a Governmental Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Authority.

SECTION 4.27              No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article IV and the certificate contemplated by Section 3.2(b), neither the

Company nor any other Person on behalf of the Company makes any express or implied representation or warranty.

(b)            Parent will acquire the Company and its Subsidiaries, (i) without any representation or warranty, express or implied, as to the quality, merchantability, fitness for any particular purpose, conformity to samples or condition of the Company or any of its Subsidiaries or any assets or any part thereof and (ii) in an “as is” condition and on a “where is” basis, except for the representations and warranties contained in this Article IV and the certificate contemplated by Section 3.2(b).

(c)            Neither the Company nor any other Person will have or be subject to any indemnification or other Liability to Parent or any other Person resulting from the distribution to Parent or Parent’s use of or reliance on, any information, documents, projections, estimates, forecasts or other material made available to Parent or its representatives in any “data rooms,” confidential information memorandums or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement (including the Merger), regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Company as follows:

SECTION 5.1                  Organization.  Parent is a corporation duly incorporated or organized, validly existing and is in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own its assets and carry on its business as now being conducted and is duly qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own its assets and carry on its business as now being conducted and is duly qualified or licensed to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license.  Parent has made available to the Company, prior to the execution of this Agreement, a true and complete copy of the articles of incorporation of Merger Sub in effect as of the date of this Agreement, together with all amendments thereto in effect as of the date of this Agreement.

SECTION 5.2                  Authorization, Enforceability.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each other agreement, document or certificate contemplated by this

Agreement or to be executed and delivered by Parent or Merger Sub (collectively, the “Parent Documents”), and to consummate the transactions contemplated hereby and thereby (including the Merger) and to perform its respective obligations hereunder and thereunder.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each Parent Document and the consummation of the transactions contemplated hereby and thereby (including the Merger) have been or will be duly and validly authorized by all requisite corporate actions of each of Parent and Merger Sub.  This Agreement has been, and each Parent Document will be at or prior to the Closing, duly and validly executed and delivered by each of Parent and Merger Sub, to the extent a party thereto, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligations of each of Parent and Merger Sub, to the extent party thereto, enforceable against each of Parent and Merger Sub, to the extent party thereto, in accordance with its respective terms, in each case, subject to the Enforceability Exceptions.

SECTION 5.3                  No Approvals or Conflicts; Governmental Authorizations.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any of the Parent Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof does not and will not (a) violate or conflict with certificates of incorporation, bylaws or equivalent organizational documents of Parent or Merger Sub, (b) violate, conflict with or result in a breach of, or constitute a default by Parent or Merger Sub (or create an event which, with notice or lapse of time or both, would constitute a default) under any Contract to which Parent, Merger Sub or any of their respective properties may be bound, (c) violate or result in a breach of any Order or Law applicable to Parent, Merger Sub or any of their respective properties or (d) except for applicable requirements of the HSR Act and other Antitrust Laws, require any Consent of any Governmental Authority, except, in each of clauses (b), (c) and (d) above, as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 5.4                  Compliance with Law; Permits.  Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (a) neither Parent nor any of its Subsidiaries (including Merger Sub) is, and since December 31, 2015 has been, in violation of any Order or Law applicable to them or any of their respective properties and (b) each of Parent and its Subsidiaries (including Merger Sub) has all Permits necessary to conduct its business substantially in the manner in which such businesses are currently conducted.  Since December 31, 2015, (x) neither Parent nor any of its Subsidiaries (including Merger Sub) has received any written notice, or to the knowledge of Parent, oral notice, from any Governmental Authority asserting that such Governmental Authority intends to revoke, suspend or to not renew any Permit, (b) there has occurred no violation of, or default (with or without notice or lapse of time, or both) under, any Permit, and all such Permits are valid and in full force and effect, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.  As of the date of this Agreement, there are not pending or, to the knowledge of Parent, threatened, Proceedings which would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or impairment of any Permits except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

SECTION 5.5                  Litigation.  As of the date of this Agreement, there are no Proceedings or investigations by any Governmental Authority pending or threatened against Parent, Merger Sub or any of their respective Affiliates that challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the ability of Parent or Merger Sub to consummate the Merger.  None of Parent, Merger Sub or any of their respective Affiliates is subject to any Order that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the ability of Parent to consummate the Merger.

SECTION 5.6                  Financial Resources; Solvency.

(a)            Parent has delivered to the Company a true and complete copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted in a customary manner), dated as of the date of this Agreement, between Barclays and Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject solely to the conditions set forth therein, Barclays has agreed to lend the amounts set forth therein, for the purpose of, among other things, paying the Merger Amounts (as defined below).  As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, in each case, subject to the Enforceability Exceptions.  There are no conditions precedent related to the funding of the full amount of the Debt Financing contemplated by the Debt Commitment Letter, other than the conditions precedent set forth the Debt Commitment Letter (such conditions precedent, the “Financing Conditions”).  As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto, other than mandatory reductions expressly contemplated thereby.  As of the date of this Agreement, assuming (i) the accuracy of the representations and warranties of the Company made to Parent such that the condition set forth in Section 7.2(a) is satisfied, (ii) the conditions set forth in Section 7.1 are satisfied and (iii) the Company’s compliance with its obligations under this Agreement such that the conditions set forth in Section 7.2(b) and Section 7.2(c) are satisfied, Parent has no reason to believe that (A) any of the Debt Financing Conditions will not be satisfied on or prior to the Closing Date or (B) the Debt Financing contemplated by the Debt Commitment Letter will not be available to Parent on the Closing Date.  As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Debt Commitment Letter.  Except for an engagement letter (which engagement letter does not affect the conditionality or amount of the Debt Financing), as of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to funding of the full amount of the Debt Financing to which Parent or any of its Affiliates is a party that would be reasonably likely to affect the Debt Financing contemplated by the Debt Commitment Letter in any respect, other than those set forth in the Debt Commitment Letter.  Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Debt Commitment Letter to be paid on or prior to the date of this Agreement.  Parent will have at and as of the Closing Date sufficient available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger (such amounts, collectively, the “Merger Amounts”).  As of the date of this Agreement, Parent has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing Date.  Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub acknowledges that it is not a condition to the Closing under this Agreement for Parent or Merger Sub to obtain any financing (including the Debt Financing contemplated by the Debt Commitment Letter) for the purpose of consummating the Merger, including the payment of the Merger Consideration and any other amounts payable by Parent or Merger Sub pursuant to the terms of this Agreement.

(b)            Parent is, and after giving effect to the Merger Parent and the Surviving Corporation and each of their respective Subsidiaries will be, Solvent.

SECTION 5.7                  No Brokers’ or Other Fees.  No broker, finder or investment banker is entitled to any fee or commission in connection with the transaction contemplated hereby based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates, other than any fees or commissions payable solely by Parent.

SECTION 5.8                  Purchase for Investment.  Parent is purchasing the equity interests of the Company for its own account and solely for investment, with no intention to sell, transfer or distribute any equity interests of the Company to any other Person.  Parent, either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the equity interests of the Company, and Parent is capable of bearing the economic risks of such investment and can afford to lose its entire investment in the securities or other equity interests of the Company.  Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the equity interests of the Company.  Parent acknowledges that none of the equity interests of the Company are registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state or foreign securities Laws, and Parent will not sell, transfer or distribute any equity interests of the Company except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Law.

SECTION 5.9                  Investigation.  Each of Parent and Merger Sub has had the opportunity to conduct a due diligence investigation of the Company and its Subsidiaries as it deemed necessary or advisable in connection with entering into this Agreement and the transactions contemplated hereby (including the Merger) and has conducted to its satisfaction an independent investigation and verification of the business, operations, technologies, assets, prospects, financial condition, liabilities, results of operations and projected operations of the Company and its Subsidiaries and the nature and condition of their properties, assets and businesses.  Each of Parent and Merger Sub acknowledges that (a) it and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by Parent and Merger Sub all records and other information with respect to the Company and its Subsidiaries, including the opportunity to ask questions of the officers and management Employees of the Company and its Subsidiaries, and (b) each of Parent and Merger Sub has taken and hereby takes, full responsibility for determining the scope of its investigations of the Company and its Subsidiaries to its full satisfaction.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger), other than reliance on the representations, warranties of the Company expressly set forth in Article IV, each of Parent and Merger Sub has relied solely on its own independent investigation, analysis and evaluation of the Company and its Subsidiaries (including Parent’s and Merger Sub’s own estimate and appraisal of the value of the financial condition, assets, operations and prospects of the Company and its Subsidiaries).  Parent acknowledges that the Company and its Subsidiaries have provided Parent with access to the personnel, properties, premises and books and records of the Company and its Subsidiaries.  In entering into this Agreement, Parent has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledge that none of the Company or any of its Subsidiaries or their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) regarding the Company or any of its Subsidiaries or other matters that are not included in this Agreement (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above).  Without limiting the generality of the foregoing, each of Parent and Merger Sub further acknowledge that none of the

Company or any of its Subsidiaries or their respective Affiliates nor any other Person has made a representation or warranty to Parent or Merger Sub with respect to (i) any projections, estimates or budgets for the Company and its Subsidiaries or (ii) any material, documents or information relating to the Company or any of its Subsidiaries made available to Parent or its representatives in any “data room”, offering memorandum, information memorandum or otherwise, except as covered by a representation or warranty set forth in Article IV.  Each of Parent and Merger Sub further acknowledges that (v) there are uncertainties inherent in attempting to make any projections, estimates or budgets regarding the Company and its Subsidiaries, (w) Parent is familiar with such uncertainties, (x) Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all any projections, estimates or budgets for the business so furnished to it (including the reasonableness of the assumptions underlying such any projections, estimates or budgets regarding the Company and its Subsidiaries), (y) neither Parent nor Merger Sub will have any claim against any Person with respect to such any projections, estimates or budgets regarding the Company and its Subsidiaries, and (z) neither Parent nor Merger Sub will assert any claim against the Company or any of its Subsidiaries or any of their respective Affiliates or any of their representatives, or hold the Company or any of its Subsidiaries or any such Persons liable, with respect to such estimates, projections, forecasts, business plans and budget information.

SECTION 5.10              Equityholder and Management Arrangements.  None of Parent or Merger Sub or any of their respective Affiliates is a party to any Contracts, or has made or entered into any formal or informal commitments, undertakings, arrangements or other understandings (whether or not binding), with any equityholders, controlling persons, limited or general partners, members, Affiliates or representatives of the Company or any of its Subsidiaries relating to this Agreement or the transactions contemplated hereby.

SECTION 5.11              No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V and the certificate contemplated by Section 3.3(a), none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty to the Company.  Each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in Article IV and the certificate contemplated by Section 3.2(b), none of the Company or any of its Subsidiaries or any of their respective Affiliates or any other Person on behalf of the Company or any of its Subsidiaries or any of their respective Affiliates makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any of their respective Affiliates or with respect to any other information provided to Parent or its representatives in connection with this Agreement or the transactions contemplated hereby, including the Merger.  Neither the Company nor any of its Affiliates make or provide, and each of Parent and Merger Sub hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company and its Subsidiaries or their assets or parts thereof.

ARTICLE VI

COVENANTS AND AGREEMENTS

SECTION 6.1                  Conduct of Business of the Company Prior to the Closing.

(a)            Without the consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, except as otherwise contemplated by this Agreement, as set forth on Section 6.1 of the Company Disclosure Letter or as required by Law or Order, during the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business, and to the extent consistent therewith, preserve intact its current business organization and relationships with suppliers, customers and other third parties having material business relationships with it.

(b)            In furtherance of Section 6.1(a), without the consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, except as otherwise contemplated by this Agreement, as disclosed on Section 6.1 of the Company Disclosure Letter or as required by Law or Order, during the Pre-Closing Period, the Company will not and will cause each of its Subsidiaries not to:

(i)            issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock or other ownership interests, in the Company or any of its Subsidiaries other than as required by any Company Plan;

(ii)            (A) amend the Company Organizational Documents or the  certificates of incorporation, bylaws or other comparable organizational documents of any of the Company’s Subsidiaries or (B) split, combine or reclassify the capital stock or other equity interests of the Company;

(iii)            (A)  acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other legal entity or division thereof or any assets (other than (1) any such acquisitions that are not in excess of $1,000,000 individually or $2,500,000 in the aggregate, or (2) purchases of inventory and other assets, in each case in the ordinary course of business or pursuant to existing Contracts) or (B) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, in excess of $1,000,000 individually or $2,500,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(iv)            (A) other than in the ordinary course of business, terminate, cancel or modify in any material respect in a manner adverse to its business any Material Contract, (B) enter into or materially amend any Contract containing exclusivity arrangements binding on the Company or any of its Subsidiaries (other than in the ordinary course of business and to the extent that such Contract would not be binding on Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) after the Closing), or (C) enter into or materially amend any Contract granting any Person an option or a first refusal, first offer or similar preferential right to purchase or containing a “most favored nations” clause or a covenant not to compete, in each case, binding on the Company or any of its Subsidiaries;

(v)            make any capital expenditures except to the extent materially in accordance with the capital expenditure budgets of the Company and its Subsidiaries, taken as a whole, or otherwise required for emergency maintenance or repairs;

(vi)            declare any dividend or other distribution in respect of the capital stock other than (A) cash dividends paid prior to the Closing Date and (B) dividends to the Company from its Subsidiaries;

(vii)            except to the extent required under any Company Plan or pursuant to existing Contracts, (A) increase the compensation or fringe benefits of any Employee of the Company or any of its Subsidiaries (except for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses, and changes to compensation related to newly hired Employees, promoted Employees or as required by any applicable collective bargaining agreement), (B) hire, agree to hire or terminate (other than for cause) any Employee with a base salary in excess of $150,000, (C) enter into or grant any new employment, consulting or severance agreement or arrangement with any employee of the Company or any of its Subsidiaries, or (D) establish, adopt, enter into or amend in any material respect or terminate any Company Plan, other than any amendment that does not materially increase costs to the Company or any of its Subsidiaries with respect to any Company Plan;

(viii)            settle or compromise any material Proceeding other than in the ordinary course of business or where the amount paid in settlement or compromise does not materially exceed the amounts reflected or reserved against in the Financial Statements (or the notes thereto) or does not impose material restrictions on the business of the Company and its Subsidiaries that will continue after the Effective Time or is fully paid in cash prior to the Closing Date;

(ix)            (A) transfer ownership, or grant any license or other rights, to any Person of or in respect of any Company Intellectual Property, other than grants of non-exclusive licenses pursuant to license agreements in the ordinary course of business consistent with past practice; or (B) abandon, allow to lapse or fail to maintain any material Company Intellectual Property;

(x)            unless required by Law, change or make (other than in the ordinary course of business in connection with filing a Tax Return) any material Tax elections, change any Tax accounting period, change any material method of Tax accounting, amend any material Tax Return or settle or compromise any material Tax Liability;

(xi)            create, incur or assume any material Indebtedness other than under credit facilities, notes or similar facilities of the Company or any of its Subsidiaries in existence on the date of this Agreement;

(xii)            make any material change to its method of financial accounting in effect as of December 31, 2018, except as required by a change in GAAP or in applicable Law;

(xiii)            materially amend, materially modify, terminate or permit to lapse any Permit required to operate the business of the Company and its Subsidiaries; or

(xiv)            enter into any agreement to take any of the actions described in the foregoing clauses (i) through (xiii).

(c)            Other than the right to consent or withhold consent with respect to the matters set forth in Section 6.1(b), nothing contained herein will give Parent any right to manage, control, direct or be involved in the management of the Company or its Subsidiaries or the business of the Company and its Subsidiaries prior to the Closing.

SECTION 6.2                  Access.  During the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford to Parent and its authorized representatives, reasonable access during normal business hours and upon prior reasonable written notice to the Company, to the officers, properties and books and records of the Company and its Subsidiaries for the purposes of completing the Merger; provided that such access does not interfere with the normal business operations of the Company or any of its Subsidiaries and will not include any sampling or testing of any environmental medium or building material; provided, further, that Parent will not have access to personnel records of the Company or its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of Liability.  If the foregoing access involves entry onto any properties of the Company or any of its Subsidiaries, (a) the Company will be entitled to have a representative of the Company accompany Parent or its authorized representatives at all times and (b) Parent will indemnify and hold the Company and its Subsidiaries harmless from and in respect of any and all losses that they may incur arising out of or due to such access.  Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries will not be required to disclose (x) any information to Parent if the Company believes in good faith that such disclosure would be reasonably likely to (i) include competitively sensitive information in violation of applicable Law, (ii) jeopardize any attorney-client or other legal privilege or

(iii) contravene any applicable Law, Order, fiduciary duty or Contract; provided that the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to provide the information sought in a manner that does not jeopardize such attorney-client privilege or other legal privilege or contravene applicable Law, Order, fiduciary duty or Contract, or (y) information relating to any sale or divestiture process conducted by the Company or its Affiliates for its business or the Company’s or its Affiliates’(or their representatives’) evaluation of its business in connection therewith, including projections, financial or other information relating thereto.  The parties agree that the provisions of the Confidentiality Agreement will continue in full force and effect following the execution and delivery of this Agreement until the Closing, and all information obtained pursuant to this Section 6.2 will be kept confidential in accordance with the Confidentiality Agreement.

SECTION 6.3                  Consents and Approvals.

(a)            Prior to the Closing, each of Parent and the Company will use, and will cause their respective Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including the Merger, including (i) determining all necessary filings, notices, petitions, clearances, statements, registrations, submissions of information, applications and other documents to consummate the transactions contemplated by this Agreement, including the Merger (including from Governmental Authorities or third parties), (ii) preparing and filing as promptly as practicable all documentation to effect such filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) the satisfaction of the conditions to consummating the transactions contemplated by this Agreement, (iv) taking all actions necessary to obtain (and to cooperate with each other in obtaining) any Consent or Order, or any exemption by, any Governmental Antitrust Authority (which actions will include furnishing all information required under the HSR Act and other Antitrust Laws and in connection with Consents of or filings with any Governmental Antitrust Authority) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement, and (v) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.  Prior to the Closing, the Company will use, and will cause its Subsidiaries to use, reasonable best efforts to cooperate with Parent to obtain Consents required from parties to Material Contracts that have not been obtained; provided that none of the Company or any of its Subsidiaries will be required to make any payments, incur any liability or obligation or offer or grant any accommodation (financial or otherwise) to any such third party in connection with obtaining any such Consent; provided, further, that in no event will the failure to obtain any such Consent in and of itself be a condition to any of the obligations of Parent or Merger Sub to effect the Closing.  If any third party requires any such payment, it will be borne by Parent.

(b)            In furtherance and not in limitation of the foregoing, each of Parent and the Company will (i) make or prepare, or cause to be made or prepared, the documents, forms, filings or submissions required of such party (or, as reasonably agreed by Parent and the Company, filings that are advisable to be made by such party) under the HSR Act and any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable, and in any event within 15 Business Days in the case of the HSR Act, after the date of this Agreement, and seek early termination of any applicable waiting periods, (ii) comply at the earliest practicable date with any request for additional information, documents or other materials (including a “second request” under the HSR Act) received by such party from the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Antitrust Authority under any applicable Antitrust Laws with respect to such filings or such transactions, and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Antitrust Authority under the HSR Act or any other applicable Antitrust Laws with respect to any such filing or any such transaction.  The filing fees relating to any such filings under the HSR Act and any other applicable Antitrust Laws will be paid by Parent.

(c)            Notwithstanding anything herein to the contrary, neither Parent nor the Company, without the other party’s prior written consent will (i) enter into any timing, settlement or similar Contract, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling, the expiration or termination of the waiting period applicable to the Merger under the HSR Act or (ii) enter into any timing or similar Contract, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to complete the Merger (or that would otherwise prevent or prohibit the parties from completing the Merger); provided, however, that such consent will not be unreasonably withheld, conditioned or delayed to the extent that the purpose of any such Contract or arrangement is to extend the waiting period or deadline under an Antitrust Law in order to satisfy the condition in Section 7.1(a) prior to the Termination Date.  Neither Parent nor the Company will take or permit any of their respective Subsidiaries or Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of approval under the HSR Act or any other applicable Antitrust Laws.

(d)            To the extent not prohibited by applicable Law, each of Parent and the Company will use its reasonable best efforts to furnish to the other party all information required for any application or other filing to be made pursuant to any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement or any other written materials made to or received from any applicable Governmental Antitrust Authority; provided that materials may be redacted (i) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns.  Each of Parent and the Company will give the other reasonable and prompt prior notice of any communication with, and any proposed understanding, undertaking or Contract with, any Governmental Antitrust Authority regarding any such filings or any such transaction, and keep the other informed as to the status of any request, inquiry, objection, charge or other action, actual or threatened, by or before any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement.  Each of Parent and the Company will not independently participate in any substantive meeting, or engage in any substantive conversation, with any Governmental Antitrust Authority in respect of any such filings, investigation or other inquiry without giving such other party prompt prior notice of the meeting or conversation and, unless prohibited by any such Governmental Antitrust Authority, the opportunity to attend or participate in such meeting or conversation.  Subject to Section 6.3(f), each of Parent and the Company will use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement under the HSR Act or other applicable Antitrust Laws.  Subject to Section 6.3(f), each of Parent and the Company will use its respective reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible and in any event prior to the Termination Date.  Without limiting the generality of any of the obligations in this Section 6.3, (x) if any Proceeding is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of the HSR Act or any other Antitrust Laws, each of Parent and the Company will, and will cause their respective Subsidiaries and Affiliates to, cooperate and use reasonable best efforts to vigorously contest and resist any such Proceeding, and (y) each of Parent and the Company will, and will cause their respective Subsidiaries and Affiliates to, cooperate and use reasonable best efforts to avoid the entry of (or, if such is entered, to have vacated, lifted, reversed or overturned) any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that prohibits, prevents, restricts or delays the consummation of the transactions contemplated by this Agreement, including the Merger, including by vigorously pursuing all available avenues of administrative and judicial appeal, in each case subject to Section 6.3(f).  Subject to the consent of the Company (which may be granted or withheld in the Company’s sole discretion), Parent will, and will cause its Affiliates to, defend through litigation on the merits any Proceeding in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 will limit the right of Parent or the Company to terminate this Agreement pursuant to Section 8.1, so long as Parent or the Company, as applicable, has, up to the time of termination, complied in all respects with its obligations under this Section 6.3.

(e)            Parent and the Company will cooperate regarding (i) the strategy for obtaining any consents, waivers and approvals from any Governmental Antitrust Authorities concerning the transactions contemplated by this Agreement and (ii) the positions to be taken, the regulatory actions to be requested and the submissions to be made (including, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals) in any filing with any Governmental Antitrust Authorities concerning the transactions contemplated by this Agreement and any related investigation, inquiry, litigation or other regulatory matter by or before, or any negotiations with, any Governmental Antitrust Authorities.

(f)            Parent will, and will cause its Subsidiaries and Affiliates to, take all actions necessary to procure, as promptly as reasonably possible (and in any event no later than the Termination Date), clearance from all Governmental Antitrust Authorities reviewing the transactions contemplated by this Agreement, including the Merger, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and Affiliates and (ii) otherwise taking or committing to take actions that, after the Closing Date, would limit Parent’s or the Company’s or their respective Subsidiaries’ or Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent, the Company and their respective Subsidiaries or Affiliates, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Proceeding under the HSR Act or any other Antitrust Laws, which would otherwise have the effect of preventing the Closing, and in that regard, Parent will agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to Parent’s, the Company’s or their respective Subsidiaries’ or Affiliates’ ability to retain, any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates (all such actions, “Remedial Actions”). Notwithstanding anything else contained herein, neither the provisions of this Section 6.3 nor any other provision of this Agreement will be construed to require Parent or any of Parent’s Subsidiaries to undertake (or to request or authorize the Company or any of the Company’s Subsidiaries to undertake) any Remedial Action that would, or would reasonably be expected to, individually or taken together with all other Remedial Actions, result in a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries (including for this purpose the Company and its Subsidiaries), taken as a whole, with material adverse effect measured against an enterprise the size of the Company and its Subsidiaries, taken as a whole (without giving effect to the Merger).  The Company and its Subsidiaries will cooperate with Parent to implement any Remedial Actions, and will agree to any Remedial Action to the extent and only as directed by Parent, so long as the effectiveness of such Remedial Action is conditioned on the Closing.

SECTION 6.4                  Employees; Benefit Plans.

(a)            Maintenance of Compensation and Benefits.  Subject to the other provisions of this Section 6.4, for a period of 12 months from and following the Closing (the “Relevant Period”), Parent will provide (or cause one of its Affiliates after the Closing to provide) each Continuing Employee with (i) an annual base salary or wage rate, (ii) target bonus, incentive compensation or commission opportunities (excluding any signing, retention, transaction or other special or one-time bonuses or incentives), and (iii) other compensation that are each at least equal to his or her annual base salary or wage rates, bonus, incentive compensation or commission opportunities and other compensation in effect immediately prior to the Closing.  In addition, Parent will provide (or cause one of its Affiliates after the Closing to provide) to Continuing Employees during the Relevant Period benefits that are no less favorable in the aggregate than the benefits provided to Continuing Employees immediately prior to the Closing.  With respect to any individual Continuing Employee who enters (or has entered) into an agreement with the Company or any of its Subsidiaries governing the compensation and benefits applicable to such individual Continuing Employee, Parent will maintain the compensation and each benefit arrangement for the individual Continuing Employee in accordance with the terms and conditions thereof, unless further modified by the mutual agreement of Parent and the individual Continuing Employee.  Where required by local Law, Parent will either obtain (or cause the Surviving Corporation or the appropriate Subsidiary of the Surviving Corporation to obtain) the consent of the relevant Continuing Employee before making any changes to the terms and conditions of the Continuing Employee’s employment (including compensation and benefits) following the Closing, or will otherwise make the change in accordance with local Law.

(b)            Service Credit.  For purposes of determining eligibility, vesting, benefit accrual and level of benefits under the employee benefit plans of Parent and its Affiliates providing benefits to any Continuing Employee after the Closing (excluding any employee benefit plans of Parent and its Affiliates that are frozen or otherwise closed to new hires) (the “New Plans”), each Continuing Employee will receive full credit for such Continuing Employee’s years of service with the Company and its Affiliates before the Closing (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Continuing Employee was entitled, prior to the Closing, to credit for such service under any similar or comparable Company Plan (except to the extent such credit would result in a duplication of benefits).  For the avoidance of doubt, to the extent permitted by applicable Law, Parent will credit each Continuing Employee with all paid time off accrued and unused by such Continuing Employee through the Closing Date.

(c)            Eligibility.  Parent will, to the extent permitted by the applicable plan documents and without limiting the generality of the foregoing, ensure that: (i) at such time at or after the Closing that a Continuing Employee becomes eligible to participate in any New Plan(s), such Continuing Employee will be immediately eligible to participate, without any waiting time, in such New Plan to the extent such waiting time was satisfied under a similar or comparable Company Plan in which the Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”), (ii) all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan will be waived or satisfied for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Closing and (iii) all eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins will be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)            Vacation.  With respect to any accrued but unused vacation time to which any Continuing Employee is entitled pursuant to the vacation policy or individual agreement or other arrangement applicable to such Continuing Employee immediately prior to the Closing Date, (the “Vacation Policy”), Parent will, or will cause any of its Affiliates after the Closing to, (i) allow such Continuing Employee to use such accrued vacation and (ii) if any Continuing Employee’s employment terminates during the Relevant Period, pay the Continuing Employee, in cash, an amount equal to the value of the accrued vacation time to the same extent that the Continuing Employee would have received a cash payment therefor under the Vacation Policy or the applicable Company Plan as in effect on the date of this Agreement.

(e)            Retiree Medical Benefit Plans.  Notwithstanding anything to the contrary in Section 6.4(a), subject to Section 6.4(e) of the Company Disclosure Letter, with respect to former Employees of the Company who were at the time of their retirement not covered by a collective bargaining agreement and who at the time of the Closing are covered under the Company Plans set forth on Section 6.4(e) of the Company Disclosure Letter, Parent will continue (or will cause one of its Affiliates after the Closing to continue) retiree medical benefit plan coverage under the Company Plans set forth on Section 6.4(e) of the Company Disclosure Letter or under comparable Plans of Parent or one of its Affiliates for a period of one year from and following the Closing, on the same terms and conditions as were in effect immediately prior to the Closing under the Company Plans set forth on Section 6.4(e) of the Company Disclosure Letter.  In addition, subject to Section 6.4(e) of the Company Disclosure Letter, any Continuing Employee who has satisfied as of the Closing, or who satisfies within the one year period after the Closing, the eligibility requirements for participation in the Company Plans set forth on Section 6.4(e) of the Company Disclosure Letter, will also be entitled to the coverage described in the preceding sentence upon the retirement of such Continuing Employee within the one-year period following the Closing. Coverage of the type described in this Section 6.4(e) with respect to hourly employees to whom such benefits are provided under a collective bargaining agreement will be provided on the terms and conditions provided in such collective bargaining agreement (subject to the right of Parent or an Affiliate of Parent to renegotiate such collective bargaining agreement).

(f)            Incentive Plans.  Except as otherwise set forth on Section 6.4(f) of the Company Disclosure Letter, from and after the Closing, Parent or the Surviving Corporation will maintain the Incentive Plans through the end of the applicable performance period, with payments pursuant to the Incentive Plans (i) made at the time provided for in the applicable Incentive Plan and (ii) solely with respect to the ongoing Lord Corporation Performance Sharing Incentive Plan, based on the actual performance of the Company and the Surviving Corporation, considered together, during the applicable plan year.

(g)            Section 280G of the Code.  Subject to Section 6.4(g) of the Company Disclosure Letter, prior to the Closing, the Company will use its reasonable best efforts to cause each individual set forth on Section 6.4(g) of the Company Disclosure Letter to enter into an agreement with the Company providing for “best net after tax” cutback treatment (in a manner consistent with such provisions set forth in the Company’s form of Change in Control Severance Agreement) with respect to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)            Collective Bargaining/Works Council Agreements.  Notwithstanding anything to the contrary in this Section 6.4, Parent will comply (or cause one of its Affiliates after the Closing to comply) with the terms of any collective bargaining, works council or other labor agreement covering any Continuing Employee immediately prior to the Closing.

(i)            Employee Communications.  The Company and Parent will cooperate in communications with Employees of the Company and its Subsidiaries with respect to employee compensation and benefit plans maintained by the Company and its Subsidiaries or Parent and with respect to other matters arising in connection with the transactions contemplated by this Agreement.

(j)            Acknowledgement.  Each of Parent and the Company acknowledges and agrees that nothing contained in this Section 6.4 will be construed to limit in any way the ability of Parent or its Subsidiaries (which will include from and after the Closing, the Surviving Corporation and its Subsidiaries) to terminate the employment of any Continuing Employee from and after the Closing; provided that such termination is in accordance with applicable Law.

(k)            No Third Party Beneficiaries.  Without limiting the generality of Section 10.12, nothing in this Section 6.4, express or implied, is intended to confer any third party beneficiary or other rights, benefits, remedies or Liabilities under this Agreement upon any Person (including any Continuing Employees or other current or former Employees of the Company or any of its Subsidiaries), including any right to employment or continued employment for any specified period or continued participation in any Company Plan, of any nature or kind whatsoever under or by reason of this Section 6.4.  No provision of this Section 6.4 is intended to and such provisions do not modify, amend or create any employee compensation or benefit plan of the Company, Parent or any of their respective Affiliates.

(l)            Cooperation.  Each of Parent, Merger Sub and the Company recognize it to be in the best interests of the parties and their respective Employees that the transactions in this Section 6.4 be effected in an orderly manner and agree to devote their respective reasonable best efforts and to cooperate fully in complying with the provisions of this Section 6.4.  Without limiting the generality of the foregoing, each of the parties agrees to execute, deliver and file all documents and to take all such actions (including providing census data with respect to the Employees of the Company and its Subsidiaries consistent with applicable Law) as are deemed necessary or desirable in order to carry out and perform the purpose of this Section 6.4 and to facilitate the transactions referred to in this Section 6.4.

SECTION 6.5                  WARN Act; Workers Compensation.

(a)            Parent agrees to provide, or cause its Affiliates to provide, any required notice under the Worker Adjustment and Retraining Notification Act of 1988 and any similar federal, state or local Law or regulation (collectively, the “WARN Act”) and to otherwise comply with the WARN Act, in each case with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Employees of the Company or any of its Subsidiaries (including as a result of the Merger) and occurring on and after the Effective Time.  None of the Company, Parent or any of their respective Affiliates will take any action before or after the Closing that would cause any termination of employment of any Employees of the Company or any of its Subsidiaries that occurs before the Effective Time to constitute a “plant closing” or “mass layoff” or group termination under the WARN Act.

(b)            The parties will reasonably cooperate in connection with any required notification to, or any required consultation with, the Employees, employee representatives, work councils, unions, labor boards and relevant government agencies concerning the transactions contemplated by this Agreement with respect to the Employees of the Company and its Subsidiaries.

(c)            From and as of the Closing, Parent will establish and maintain appropriate workers’ compensation insurance with respect to claims relating to Continuing Employees.

SECTION 6.6                  Contact with Customers, Suppliers and Other Business Relations.  Prior to the Closing, Parent, Merger Sub and their respective representatives will not contact or communicate with any person known by Parent to be an Employee, customer or supplier of the Company or any of its Subsidiaries in connection with, or relating in any way to, the transactions contemplated by this Agreement, without the prior written consent of the Company (which consent may be withheld in the Company’s sole discretion).  In the event that the Company provides such consent, a management Employee of the Company will at all times accompany Parent, Merger Sub or their respective representative(s), as applicable, to any meeting with such Employees, customers, suppliers or other business relations of the Company or any of its Subsidiaries and will participate with such Person in any such discussions, except to the extent otherwise agreed in writing by the Company.

SECTION 6.7                  Further Assurances.  Subject to Section 6.3, each of the parties will use all reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required or reasonably requested to consummate or give effect to the transactions contemplated by this Agreement.

SECTION 6.8                  Expenses; Transfer Taxes.

(a)            Except as otherwise specified in this Agreement (including Section 2.10), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense; provided that Parent will be responsible for the costs and expenses incurred by the Company and its Subsidiaries in Sections 6.3(b), 6.8(b) and 6.9(a) and will be responsible for the costs and expenses of the Paying Agent relating to the Paying Agent Agreement.

(b)            All Transfer Taxes arising out of the transactions contemplated by this Agreement and any other transfer or documentary Taxes in connection therewith will be borne by Parent.  Parent and the Shareholders’ Representative agree to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority as may be necessary to mitigate, reduce or eliminate any such Transfer Taxes.  Parent and the Shareholders’ Representative will reasonably cooperate to prepare and timely file any Tax Returns relating to any such Transfer Taxes.

SECTION 6.9                  Directors’ and Officers’ Indemnification.

(a)            From and after the Closing, Parent will cause the Surviving Corporation and its Subsidiaries to (including by Parent providing sufficient funds to the Surviving Corporation or the applicable Subsidiary of the Surviving Corporation), (i) indemnify and hold harmless, all past and present directors, officers and Employees of the Company or any of its Subsidiaries (in all of their capacities), all fiduciaries under any Company Plans and each other Person who, at the request or for the benefit of the Company or any of its Subsidiaries is or was serving as a director or officer of any other Person (collectively, the “D&O Indemnified Parties”) against any and all costs, expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director, officer or Employee of any of the Company or one or more of its Subsidiaries or a fiduciary under any Company Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or Employee of any other Person whether asserted or claimed prior to, at or after the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and provide advancement of expenses to the D&O Indemnified Parties (within 10 days of receipt by Parent or the Surviving Corporation or any of its Subsidiaries from a D&O Indemnified Party of a request therefor), in all such cases to the greatest extent that such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Company and its Subsidiaries’ certificates of incorporation, bylaws, other comparable organizational documents and indemnification agreements, if any, in existence on the date of this Agreement, (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation and its Subsidiaries’ (or any of their successors’) certificates of incorporation, bylaws and other comparable organizational documents for a period of six years after the Closing, the current provisions regarding elimination of Liability of directors, and indemnification of and advancement of expenses to directors, officers and Employees of the Company and its Subsidiaries, contained in the certificates of incorporation, bylaws and other comparable organizational documents of the Company and its Subsidiaries and (iii) not settle, compromise or consent to the entry of any judgment in any Proceeding or threatened Proceeding (and in which indemnification could be sought by a D&O Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Party from all Liability arising out of such Proceeding or such D&O Indemnified Party otherwise consents in writing, and cooperates in the defense of such Proceeding or threatened Proceeding.

(b)            From and after the Effective Time, the Surviving Corporation will, and will cause its Subsidiaries to, provide or maintain in effect for six years, through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors and officers of the Company and its Subsidiaries as of the date hereof (the “Existing Policy”) on terms comparable in all material respects to the Existing Policy and such coverage will contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for directors and officers of the Company and its Subsidiaries with the amount of coverage at least equal to that of the Existing Policy and deductibles no larger than the Existing Policy; provided, however, that if such “run-off” or other coverage is not available at a cost not greater than 300% of the annual premiums paid as of the date hereof under the Existing Policies, then the Surviving Corporation and its Subsidiaries will be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the 300% of the annual premiums paid as of the date hereof under the Existing Policies.  For the avoidance of doubt, any policies purchased pursuant to this Section 6.9(b) will be paid for by Parent or the Surviving Corporation.

(c)            If Parent or, following the Closing, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns (i) will consolidate with or merge into any other corporation or legal entity and will not be the continuing or surviving corporation or legal entity of such consolidation or merger or (ii) will transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns, as the case may be, will assume all of the obligations set forth in this Section 6.9.

(d)            The rights of the D&O Indemnified Parties under this Section 6.9 will be in addition to any rights such D&O Indemnified Parties may have under the Amended and Restated Articles of Incorporation or By-Laws of the Company or the certificates of incorporation, bylaws or other comparable organizational documents of the Subsidiaries of the Company, or under any applicable Contracts or Laws, and Parent will, and will cause the Surviving Corporation and its Subsidiaries to, honor and perform under all indemnification agreements entered into by any of them.

SECTION 6.10              Document Retention; Post-Closing Access.  From and after the Closing, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, preserve and keep the records held by them as of the Closing relating to the respective businesses of the Company and its Subsidiaries for a period of seven years from the Closing Date (or longer if required by applicable Law or Contract) and will make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to the Shareholders’ Representative, any Company Shareholder and any of their respective Affiliates or representatives as may be reasonably required by such Person in connection with any insurance claims by, Proceedings or Tax audits against, governmental investigations of, compliance with Law by, or the preparation of financial statements of, the Shareholders’ Representative, any Company Shareholder or any of their respective Affiliates or otherwise in connection with any other matter relating to or resulting from this Agreement.

SECTION 6.11              Notification of Certain Matters.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, will promptly notify the other of:

(a)            any notice or other communication from any Governmental Authority in connection with the transaction contemplated by this Agreement (including the Merger); and

(b)            any inaccuracy of any representation or warranty in contained this Agreement of such party of which it obtains knowledge that would cause the conditions set forth in Sections 7.1 (in the case of either party), 7.2 (in the case of Parent) or 7.3 (in the case of the Company) not to be satisfied;

provided that no such notification, nor the obligation to make such notification, will affect any representation, warranty, covenant or obligation of any party.

SECTION 6.12              Pre-Closing Restructuring.  Prior to the Closing, the Company will cause each of the steps set forth on Section 6.12 of the Company Disclosure Letter to be consummated at least two Business Days prior to the Closing.

SECTION 6.13              Financing Cooperation.

(a)            Prior to the Closing, the Company will, and the Company will cause each of its Subsidiaries and use reasonable best efforts to cause its and their respective Company Representatives to, use their respective reasonable best efforts to provide such customary cooperation as is reasonably requested by Parent in the arrangement and consummation of the Debt Financing, including using reasonable best efforts to (i) participate in a reasonable number of requested meetings, due diligence sessions and sessions with rating agencies, at reasonable times and locations mutually agreed and upon reasonable notice, (ii) assist with the preparation of customary rating agency presentations, investor presentations, bank information memoranda, prospectuses and offering memoranda in connection with the Debt Financing, (iii) provide customary authorization letters to the Debt Financing Sources, (iv) provide documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, (v) provide the Company Information as may be reasonably requested by Parent and such other information that is reasonably available or readily obtainable regarding the Company and its Subsidiaries that is reasonably requested by Parent and is reasonably necessary to assist Parent in preparing pro forma financial statements required by Regulation S-X under the Securities Act for registered offerings of securities in connection with the Debt Financing, (vi) cause its independent accountants to provide assistance and cooperation with any offering of securities, including (x) providing any necessary written consents to use their audit reports relating to the Company and its Subsidiaries and to be named as an “Expert” in any document related to any Debt Financing and (y) providing any customary “comfort” letters (including customary “negative assurance” comfort); and (vii) cooperate with the Debt Financing Sources’ due diligence, to the extent customary or reasonable); provided, however, that (x) nothing herein will require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the Company’s and the Subsidiaries’ respective businesses, (B) require the Company or any of the Subsidiaries or any of the Company Representatives to pay any fees or expenses or otherwise incur any liability or give any indemnities prior to the Effective Time (except to the extent any such fee or expense is conditioned on the consummation of the Merger or Parent has advanced the amount of such fees, expenses or liabilities to the Company or the Subsidiaries), or (C) reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, or any applicable Law or Material Contract, (y) any documentation executed by the Company or any of its Subsidiaries will not become effective until the consummation of the Closing and (z) neither the Company nor any of its Subsidiaries will be required to pass resolutions or consents or approve or authorize the execution of the Debt Financing or the definitive financing arrangements prior to the Closing, except to the extent the effectiveness of such authorization or the effectiveness of such arrangement is conditioned upon the Closing.

(b)            Parent will indemnify and hold harmless each of the Company, the Subsidiaries of the Company and their respective Company Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.13.  Parent will, promptly upon request of the Company, reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of their respective Company Representatives) in connection with the cooperation required by this Section 6.13.

(c)             Each of Parent and Merger Sub acknowledges and agrees that (i) the obtaining of the Debt Financing is not a condition to the Closing, (ii) that none of Parent’s or Merger Sub’s respective obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining financing in respect of the transactions contemplated hereby and (iii) for purposes of this Agreement, the Company will be deemed to comply with Section 6.13(a) except to the extent that the Company willfully and materially breaches such provision.

SECTION 6.14              Termination of Affiliate Contracts.  At or prior to the Closing, the Company will, and will cause its Subsidiaries to, use their respective reasonable best efforts to take such action as may be necessary to cause all Affiliate Contracts except as set forth in Section 6.14 of the Company Disclosure Letter to be terminated without any penalty, cost or consideration to be payable or incurred by Parent, the Company or any of their respective Subsidiaries following the Closing and all payments thereunder to be made prior to the Closing and for the parties thereto to release and waive any and all claims that any of them may have thereunder as of the Closing.

SECTION 6.15              Non-Solicitation.  Prior to the Closing, the Company will not, and will cause its Subsidiaries not to, directly or indirectly, (a) solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent) any information with respect to, or otherwise cooperate in any way with, any Alternative Proposal or any inquiry, term sheet or proposal that would reasonably be expected to lead to an Alternative Proposal or (c) approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting or contemplating any Alternative Proposal.  The Company will, will cause its Subsidiaries to and will use reasonable best efforts to cause its and its Subsidiaries’ respective representatives to, immediately cease all solicitation, encouragement, discussions and negotiations regarding any inquiry or proposal pending on the date of this letter agreement that constitutes, or would reasonably be expected to lead to, an Alternative Proposal.

SECTION 6.16              Notice of Merger.  As promptly as practicable following the date of this Agreement, the Company will deliver all required notices and information to the Company Shareholders under the PBCL, the Company Organizational Documents and any other Contract to which the Company may be bound.

SECTION 6.17              Takeover Statutes.  If any Takeover Statute or similar Law will become applicable to the transactions contemplated by this Agreement, each of the Company, Merger Sub and Parent and their respective board of directors (or equivalent governing body) will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

SECTION 6.18              Transaction Litigation.  In the event that any Proceeding relating to the Merger or the other transactions contemplated hereby is brought or threatened against the Company or any of its Subsidiaries or their respective directors or officers, the Company will promptly notify in writing Parent of such Proceeding or threatened Proceeding and will keep Parent informed on a reasonably current basis with respect to the status thereof.  Subject to applicable Law, the Company will give Parent the opportunity, at Parent’s cost and expense, to participate in the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.19              Payoff Letters.  At least five Business Days prior to the Closing Date, the Company will deliver to Parent (a) copies of executed payoff letters for, or other customary documentation evidencing the repayment or redemption of, the Indebtedness listed in Section 6.19 of the Company Disclosure Letter and (b) any releases necessary to release all liens securing such Indebtedness, in each case in form and substance reasonably acceptable to Parent.

SECTION 6.20              Financing.

(a)            Parent will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the Debt Financing contemplated by the Debt Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to: (i) maintain in effect the Debt Commitment Letter and any Definitive Debt Financing Agreements and comply with its obligations thereunder; (ii) satisfy or, if applicable, use reasonable best efforts to cause to be satisfied (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions to the funding of the Debt Financing (including the Debt Financing Conditions) set forth in the Debt Commitment Letter and the Definitive Debt Financing Agreements; and (iii) negotiate and enter into definitive debt financing agreements on the terms and subject to the conditions contemplated by the Debt Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Debt Financing Agreements”).  Upon the reasonable request of the Company, Parent will provide the Company information in reasonable detail about the status of its efforts to arrange the Debt Financing contemplated by the Debt Commitment Letter and any other financing related to the Merger and will give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Debt Financing necessary to pay the Merger Amount contemplated by the Debt Commitment Letter.

(b)            Prior to the Closing, Parent will not, and will not permit Merger Sub to, agree to or permit any termination, amendment, replacement or other modification of the Debt Commitment Letter or Definitive Debt Financing Agreements if such termination, amendment, replacement or modification (i) reduces the aggregate amount of the Debt Financing or (ii) imposes new or additional conditions or other terms or otherwise modifies any of the conditions to the receipt of the Debt Financing or other terms in a manner that would reasonably be expected to (x) delay or prevent the Closing or (y) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, other than, in each case, (A) a waiver of any closing conditions by lender(s) or their agent or (B) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof or to reassign titles to such parties who had executed the Debt Commitment Letter as of the date hereof.  Upon any such amendment, replacement or modification, the term “Debt Commitment Letter” and “Definitive Debt Financing Agreement” will mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced or modified.  Parent will promptly deliver to the

Company copies of any such amendment, replacement or other modification of the Debt Commitment Letter.

(c)            Notwithstanding anything contained in Section 6.20(b) to the contrary, in addition to the rights of Parent set forth in Section 6.20(b), Parent will have the right to substitute the proceeds of consummated equity offerings or debt offerings or incurrences of debt, or unrestricted cash or cash equivalents held by Parent, for all or any portion of the Debt Financing contemplated by the Debt Commitment Letter by reducing commitments under the Debt Commitment Letter; provided that (i) to the extent any such equity or debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement and the Termination Date and (ii) the conditions to the use of such proceeds to pay the Merger Amounts will be no more restrictive than the conditions set forth in the Debt Commitment Letter.

(d)            If all or any portion of the Debt Financing necessary for Parent to pay the Merger Amount becomes unavailable, then Parent will use its reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Merger Amounts.  In the event any alternative financing is obtained in accordance with this Section 5.12(d) (“Alternative Financing”), references in this Agreement to the Debt Financing will also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letters and the Definitive Debt Financing Agreements will also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 6.20 will be applicable thereto to the same extent as Parent’s obligations with respect to the Debt Financing.

SECTION 6.21              Specified Matters.  The parties agree to the provisions set forth in Section 6.21 of the Company Disclosure Letter and will comply with the terms thereof.

ARTICLE VII

CONDITIONS TO THE CLOSING

SECTION 7.1                  Each Party’s Conditions to the Closing.  The obligations of each party to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by the Company and Parent.

(a)            All applicable waiting periods under the HSR Act and the other Antitrust Laws set forth on Section 7.1(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby will have expired or been terminated and any approvals, consents or clearances required under the Antitrust Laws set forth on Section 7.1(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby will have been obtained.

(b)            There will not be in effect any Law or Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate the Merger.

SECTION 7.2                  Parent’s and Merger Sub’s Conditions to the Closing.  The obligation of Parent and Merger Sub to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Parent.

(a)            The representations and warranties set forth in (i) Article IV (other than the representations and warranties set forth in Sections 4.1 (last sentence only), 4.2, 4.3(a) and 4.9), without giving effect to any material or Material Adverse Effect qualifications therein, will be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties will be true and correct as of such specified date), except, in the case of this Section 7.2(a), for such failures to be true and correct (without giving effect to any material or Material Adverse Effect qualifications therein) as would not, individually or in the aggregate, constitute a Material Adverse Effect, (ii) Sections 4.1 (last sentence only), 4.2 and 4.3(a) will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak to a specified date, which such representations and warranties will be true and correct on and as of such specified date), except for de minimis inaccuracies, and (iii) Section 4.9 will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date.

(b)            The Company will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to the Closing.

(c)            The Company will have delivered each of the items required to be delivered by the Company in accordance with Section 3.2.

SECTION 7.3                  The Company’s Conditions to the Closing.  The obligation of the Company to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by the Company.

(a)            The representations and warranties of Parent and Merger Sub set forth in Article V, without giving effect to any material or material adverse effect qualifications therein, will be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties will be true and correct as of such specified date), except, in the case of this Section 7.3(a), for such failures to be true and correct (without giving effect to any material or material adverse effect qualifications therein) as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(b)            Parent and Merger Sub will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to the Closing.

(c)            Parent and Merger Sub will have (i) made concurrently with the Closing each of the payments required to be made by Parent and Merger Sub in accordance with Section 3.1 and (ii) delivered each of the items required to be delivered by Parent and Merger Sub in accordance with Section 3.3.

SECTION 7.4                  Frustration of Conditions to the Closing.  None of the parties may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Closing if such failure was caused by such party’s failure to comply with its obligations pursuant to this Agreement to consummate the Closing.

ARTICLE VIII

TERMINATION

SECTION 8.1                  Termination.

(a)            Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Effective Time:

(i)            by mutual written consent of the Company and Parent;

(ii)            by either the Company or Parent, if any applicable Governmental Antitrust Authority will have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger (after giving effect to Parent’s obligations under Section 6.3) and such Order or other action will have become final and nonappealable;

(iii)            by either the Company or Parent, if the Closing does not occur on or prior to January 27, 2020 (as such date may be extended in accordance with this Section 8.1(a)(iii), the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) will not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, that if the conditions set forth in Section 7.1(a) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by the Company or Parent by written notice to the other party up to a date no later than an additional 90 days, the latest of any of which dates will thereafter be deemed the Termination Date;

(iv)            by the Company, upon written notice to Parent, if there will have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Parent or Merger Sub or any of such representations and warranties will have become untrue, in any case with respect to such representations, warranties, agreements or covenants, in a manner that would result in any conditions set forth in Article VII not being satisfied, such breach or inaccuracy has not been waived by the Company, and the breach or inaccuracy, if capable of being cured, has not been cured within 30 days following the Company’s written notice of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that (x) the right to terminate this Agreement under this Section 8.1(a)(iv) will not be available to the Company if it is then in material breach of any representation, warranty, covenant, or other agreement contained herein and (y) the failure to deliver the aggregate Initial Merger Consideration as and when required hereunder will not be subject to cure unless otherwise agreed to in writing by the Company; or

(v)            by Parent, upon written notice to the Company, if there will have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the Company or any of such representations and warranties will have become untrue, in any case with respect to such representations, warranties, agreements or covenants, in a manner that would result in any conditions set forth in Article VII not being satisfied, such breach or inaccuracy has not been waived by Parent, and the breach or inaccuracy, if capable of being cured, has not been cured within 30 days following Parent’s written notice of such breach or inaccuracy or is not capable of being cured on or prior to the Termination Date; provided that the right to terminate this Agreement under this Section 8.1(a)(v) will not be available to Parent if it or Merger Sub is then in material breach of any representation, warranty, covenant, or other agreement contained herein.

(b)            In the event of termination by the Company or Parent pursuant to this Section 8.1, written notice thereof will be given to the other and the Merger will be terminated, without further action by any party.  If the Merger is terminated as provided herein, Parent will return all documents and other material received from the Company relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof, to the Company.

SECTION 8.2                  Effect of Termination.  If this Agreement is terminated and the Merger is abandoned as described in Section 8.1, this Agreement will become null and void and of no further force and effect, without any Liability on the part of any party or their respective directors, officers, Employees, owners, representatives or Affiliates, and the Merger will be abandoned without further action by the parties; provided, however, that (a) no such termination will relieve any party from Liability for any Fraud or Willful Breach and (b) the last sentence of Section 6.2, the last sentence of Section 6.3(b) and Article X will remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

ARTICLE IX

NON-SURVIVAL; REMEDIES

SECTION 9.1                  Non-Survival.  None of the representations, warranties, covenants or agreements contained in this Agreement (including the Exhibits and the Company Disclosure Letter attached hereto and the certificates delivered pursuant hereto) will survive the Closing or the Merger, and none of Parent, Merger Sub, the Company, or the Shareholders’ Representative nor any of their respective Affiliates, nor any of their respective successors and permitted assigns, heirs, officers, Employees, directors, managers, members, partners, stockholders or representatives, will have any Liability whatsoever (a) with respect to any such representations, warranties, covenants or agreements, except that any covenant or agreement contained in this Agreement that by its terms is required to be performed in whole or in part after the Closing will survive the Closing to the extent so required to be performed after the Closing, and (b) except for Fraud.

SECTION 9.2                  Remedies.

(a)            The parties acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach.  Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, each of Parent and Merger Sub, on the one hand, and each the Company, on the other hand, respectively, will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other party (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required.  The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at Law or in equity) to which such party may be entitled at any time.

(b)            Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy.

(c)            Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and Merger Sub, as applicable, under this Agreement.  The parties further acknowledge and agree that (i) by seeking the remedies provided for in this Section 9.2, a party will not in any respect waive its right to seek at any time any other form or amount of relief that may be available to a party under this Agreement (including monetary damages) and (ii) nothing set forth in this Section 9.2 will require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.2 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination (subject to the terms of this Agreement)), nor will the commencement of any Proceeding pursuant to this Section 9.2 or anything set forth in this Section 9.2 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(d)            Notwithstanding anything to the contrary contained herein or otherwise, if a court has determined to grant an award of damages in connection with any breach by Parent or Merger Sub of the terms or conditions set forth in this Agreement, the Shareholders’ Representative may, on behalf of the Company Shareholders, enforce such award and accept damages for such breach.  The Company, Parent and Merger Sub agree that any award of damages in connection with any breach by the Company, Parent or Merger Sub of the terms or conditions set forth in this Agreement will not be limited to reimbursement of expenses or out-of-pocket costs, and will, in addition to any damage to the Company, Parent, Merger Sub or their respective Subsidiaries, as the case may be, include the benefit of the bargain lost by the Company Shareholders, Parent or Merger Sub, as the case may be (taking into consideration all relevant matters, including the loss of the expected premium, other combination opportunities and the time value of money).

ARTICLE X

MISCELLANEOUS

SECTION 10.1              Governing Law.

(a)            This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any Exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the Commonwealth of Pennsylvania.

(b)            Notwithstanding anything in this Agreement to the contrary, the parties agree that (i) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Parties in any way relating to this Agreement will be exclusively governed by, and constructed in accordance with, the internal Laws of the State of New York, and (ii) the provisions of Section 10.14 relating to the waiver of jury trial will apply to any such suit or proceedings.

SECTION 10.2              Shareholders’ Representative.

(a)            Appointment; Power of Attorney.  At the Effective Time, and without further act of the Company or any Company Shareholder, the Shareholders’ Representative will be appointed as representative, agent and attorney-in-fact for each Company Shareholder, for and on behalf of each such Company Shareholder, for all purposes in connection with this Agreement and the other Company Documents (which includes the Shareholders’ Representative’s Engagement Letter) or the Parent Document including to give and receive notices and communications and to take any and all action on behalf of each such Company Shareholder pursuant to this Agreement.  The Person acting as Shareholders’ Representative may be changed from time to time by a majority vote of the Persons listed on Section 10.2 of the Company Disclosure Letter (the “Advisory Committee”) upon not less than 10 Business Days’ prior written notice to Parent and the current Shareholders’ Representative in accordance with Section 10.6.  Any vacancy in the position of Shareholders’ Representative will be filled by a majority vote of the Advisory Committee.  No bond will be required of the Shareholders’ Representative.  Subject to Section 10.6, notices to or from the Shareholders’ Representative will constitute notice to or from each of such Company Shareholders.  The Shareholders’ Representative may resign at any time upon 20 days’ advance written notice to the Advisory Committee.

(b)            Actions of the Shareholders’ Representative.  A decision, act, consent or instruction of the Shareholders’ Representative (acting in its capacity as the Shareholders’ Representative) will constitute a decision of all the Company Shareholders and will be conclusive, binding and final upon each such Company Shareholder, and Parent may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each such Company Shareholder.  Each of Parent,

Merger Sub, the Surviving Corporation and each of their respective Affiliates and representatives are hereby relieved from any Liability to any Person for any acts done by any of Parent, Merger Sub or the Surviving Corporation in accordance with any such decision, act, consent or instruction of the Shareholders’ Representative.

(c)            Liability of the Shareholders’ Representative.  None of the Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement or any of the other Company Documents or the Parent Documents, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative will not be liable for any action or omission taken in good faith upon the advice of counsel.  The Company Shareholders will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any of the other Company Documents or the Parent Documents, in each case, as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct.  Any such Representative Losses will first be recovered by the Shareholders’ Representative from the funds in the Shareholders’ Representative’s Expense Funds; provided that while this Section 10.2(c) allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Shareholders from its obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Shareholders or otherwise.  Notwithstanding anything herein to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Shareholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this Section 10.2(c).  The foregoing indemnities will survive Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

(d)            The Shareholders’ Representative’s Expense Funds will be used for the purposes of paying directly, or reimbursing the Shareholders’

Representative for, any third party expenses pursuant to this Agreement the other Company Documents or the Parent Documents.  The Company Shareholders will not receive any interest or earnings on the Shareholders’ Representative’s Expense Funds and irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Shareholders’ Representative will not be liable for any loss of principal of the Shareholders’ Representative’s Expense Funds other than as a result of its bad faith, gross negligence or willful misconduct.  The Shareholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  As soon as practicable following the completion of the Shareholders’ Representative’s responsibilities, the Shareholders’ Representative will deliver any remaining balance of the Shareholders’ Representative’s Expense Funds to the Paying Agent for disbursement to the Company Shareholders.  For tax purposes, the Shareholders’ Representative’s Expense Funds will be treated as having been received and voluntarily set aside by Company Shareholders at the time of Closing.

SECTION 10.3              Materiality; Company Disclosure Letter.  As used in this Agreement, unless the context would require otherwise, the term “material” and the concept of the “material” nature of an effect upon the Company or any of its Subsidiaries will be measured relative to the Company and its Subsidiaries, taken as a whole, as the business of the Company and its Subsidiaries is currently being conducted.  There have been included in the Company Disclosure Letter and may be included elsewhere in this Agreement items which are not “material” within the meaning of the immediately preceding sentence for informational purposes and in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an agreement by the Company or Parent that such items are “material” or to further define the meaning of such term for purposes of this Agreement.  With respect to the Company Disclosure Letter, any disclosures made on the Company Disclosure Letter with respect to any representation or warranty will be deemed to be made with respect to any other representation or warranty to which such disclosure’s relevance is reasonably apparent based on such disclosure.  Nothing contained in the Company Disclosure Letter should be construed as an admission of liability or responsibility of any party to any third party in connection with any pending or threatened Proceeding or otherwise.  Except as otherwise expressly set forth in the Company Disclosure Letter, in no event will the listing or disclosure of any information or document in the Company Disclosure Letter or in the documents referred to or incorporated by reference in the Company Disclosure Letter constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of the Company not expressly set out in this Agreement or will such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement.

SECTION 10.4              Amendment; Waiver.  This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Company and Parent.  Any of the terms or conditions of this Agreement, which may be lawfully waived, may be waived in writing at any time by each party which is entitled to the benefits thereof.  Any waiver of any of the provisions of this Agreement by a party will be binding only if set forth in an instrument in writing signed by or on behalf of such party.  No failure to enforce any provision of this Agreement will be deemed to or will constitute a waiver of such provision and no waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver.  Notwithstanding the foregoing, (a) the provisions set forth in this Section 10.4 and Sections 2.10(d), 3.1(e), 10.2 and 10.9(c) and the definition of the “Shareholders’ Representative’s Expense Funds,” to the extent such provisions affect the rights and obligations of the Shareholders’ Representative, in each case, may not be amended, supplemented or waived in a manner that is adverse in any material respect to the Shareholders’ Representative without the prior written consent of the Shareholders’ Representative and (b) the provisions set forth in this Section 10.4 and Sections 10.1(b), 10.12, 10.13, 10.14 and 10.21, to the extent such provisions affect the rights and obligations of the Debt Financing Parties, in each case may not be amended, supplemented or waived in a manner that is adverse in any material respect to any Debt Financing Party without the prior written consent of such Debt Financing Party.

SECTION 10.5              Assignment.  This Agreement and the rights and obligations hereunder will not be assignable or transferable (including by operation of Law or otherwise) (a) by Parent or Merger Sub without the prior written consent of the Company (prior to the Effective Time) or Shareholders’ Representative (from and after the Effective Time) and (b) by the Company (prior to the Effective Time) or the Shareholders’ Representative (from and after the Effective Time) without the prior written consent of Parent.

SECTION 10.6              Notices.  Any notice, demand, or communication required or permitted to be given by any provision of this Agreement will be deemed to have been sufficiently given or served for all purposes if (a) personally delivered to the recipient at the address below, (b) sent by an internationally recognized overnight courier service to the recipient at the address below indicated or (c) delivered by facsimile or electronic mail to the recipient at the facsimile number or electronic mail address, as the case may be, specified below:

If to the Company (prior to the Effective Time):

LORD Corporation
111 Lord Drive
Cary, North Carolina 27511-7923
Attn: Jonathan D. Oechsle, Chief Legal Officer and Secretary
Facsimile:  (814) 860-3568
Email:  Jon_Oechsle@lord.com

With a copy (which will not constitute notice or constructive notice) to:

Jones Day 250 Vesey Street New York, New York 10281-1047
Attn:	James Dougherty
Lizanne Thomas
Facsimile: (212) 755-7306
Email:	jpdougherty@jonesday.com
lthomas@jonesday.com

If to the Shareholders’ Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attn: Managing Director
Facsimile:   (303) 623-0294
Telephone:  (303) 648-4085
Email:  deals@srsacquiom.com

With a copy (which will not constitute notice or constructive notice) to:

Jones Day 250 Vesey Street New York, New York 10281-1047
Attn:	James Dougherty
Lizanne Thomas
Facsimile: (212) 755-7306
Email:	jpdougherty@jonesday.com
lthomas@jonesday.com

If to Parent, Merger Sub or the Surviving Corporation (after the Effective Time):

Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124
Attn:  Joseph R. Leonti, Vice President, General Counsel and Secretary
Facsimile:  (216) 896-4027
Email:  jleonti@parker.com

With a copy (which will not constitute notice or constructive notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019-7475

Attn:	George F. Schoen
O. Keith Hallam, III
Facsimile:	(212) 474-3700
Email:	gschoen@cravath.com
khallam@cravath.com

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner to the other parties.  Except as otherwise provided herein, any notice, demand, or communication under this Agreement will be deemed to have been given (x) on the date such notice, demand, or communication is personally delivered, or delivered by facsimile or electronic mail (and written confirmation of receipt has been obtained), or (y) the second succeeding Business Day after the date such notice, demand, or communication is sent by an internationally recognized overnight courier; provided that in each case notices received after 5:00 p.m. (local time of the recipient) will be deemed to have been duly given on the next Business Day.

SECTION 10.7              Complete Agreement.  This Agreement, the Confidentiality Agreement, the Paying Agent Agreement, the Escrow Agreement, the Exhibits hereto and the Company Disclosure Letter contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.  This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.  The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.

SECTION 10.8              Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), all of which will be considered one and the same agreement and each of which will be deemed an original.

SECTION 10.9              Publicity; Confidentiality.

(a)            The Company and Parent will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and will not issue any such publication or press release prior to such consultation and agreement except (i) as may be required by applicable Law or by any securities exchange, in which case the party proposing to issue such publication or press release will consult in good faith with the other party or parties and to provide the other party with a reasonable opportunity to comment on such publication or press release before issuing any such publication or press release and will provide a copy thereof to the other party or parties prior to such issuance or (ii) for any such publication or press release that is consistent with prior publications or press releases issued in accordance with the terms of this Agreement and does not contain any information relating to the parties or this Agreement or the transactions contemplated hereby that has not been previously announced or made public in accordance with the terms of this Agreement.  Parent will give the Company the opportunity to review any Securities and Exchange Commission filing to be made in respect of the execution of this Agreement or otherwise in respect of the transactions contemplated hereby.

(b)            Except, and to the extent, as may be requested or required by applicable Law (including securities Laws of any jurisdiction and rules and regulations of any applicable securities exchange) or legal, judicial or regulatory process, from and after the date of this Agreement, the parties will each keep confidential and not directly or indirectly disclose to any third party (other than its Affiliates, officers, directors, Employees, attorneys, accountants, advisors, agents and other representatives, provided that they will be instructed to keep confidential) the terms and conditions of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, following Closing, the Shareholders’ Representative will be permitted to: (i) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Shareholders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; and (ii) disclose information to the Company Shareholders who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

SECTION 10.10          Headings.  The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11           Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

SECTION 10.12          Third Parties.  Nothing herein expressed or implied is intended or will be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement, other than (a) the parties and their permitted successors or assigns, (b) the D&O Indemnified Parties as set forth in Section 6.9 and (c) the Debt Financing Parties under Section 10.1(b), Section 10.4, this Section 10.12, Section 10.13, Section 10.14 and Section 10.21.

SECTION 10.13          Consent to Jurisdiction.  Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania located in the City of Erie, or if such court does not have jurisdiction, the Court of Common Pleas of the Commonwealth of Pennsylvania, Erie County, for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby.  Each of the parties irrevocably and unconditionally waives and agrees not to plead or claim in any such court the defense of an inconvenient forum to the maintenance of such Proceeding.  Each of the parties further agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 10.6 will be deemed in every respect effective service of process in any such Proceeding.  Nothing herein will affect the right of any Person to serve process in any other manner permitted by Law.  Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, suit, claim or proceeding, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or tort or otherwise against the Debt Financing Parties arising out of or relating to this Agreement, including any dispute arising out of relating in any way to the Debt Financing, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court.

SECTION 10.14          WAIVER OF JURY TRIAL.  THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING THE COMPANY DISCLOSURE LETTER OR ANY EXHIBIT HERETO), INCLUDING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE DEBT FINANCING, OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS.

SECTION 10.15          Fulfillment of Obligations.  Any obligation of the Company to Parent under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of the Company, will be deemed to have been performed, satisfied or fulfilled by the Company.

SECTION 10.16          Legal Representation.  Each of Parent and Merger Sub agrees that, as to all communications between and among legal counsel (including Jones Day) for the Company, any of its Subsidiaries or their respective Affiliates that relate in any way to the transactions contemplated by or in connection with this Agreement (including the Merger) (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to the Company Shareholders and may be controlled by such Company Shareholders (via the Shareholders’ Representative) and will not pass to or be claimed by Parent or any of its respective Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries).  The Privileged Communications are the property of the Company Shareholders and, from and after the Closing, none of Parent, its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) or any Person purporting to act on behalf of or through Parent or such Subsidiaries will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means.  Parent and its Subsidiaries (including, following the Closing, the Surviving Corporation and the Subsidiaries), together with any of their respective Affiliates, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any action against or involving the Shareholders’ Representative or any of the Company Shareholders or any of their respective Affiliates after the Closing.  The Privileged Communications may be used by the Shareholders’ Representative, the Company Shareholders or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement.  Notwithstanding the foregoing, in the event that a dispute arises between Parent or any of its respective Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, Parent and its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party, provided that neither Parent nor its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) may waive such privilege without the prior written consent of the Shareholders’ Representative on behalf of the Company Shareholders.  If the Company Shareholders or the Shareholders’ Representative so desire, and without the need for any written consent or waiver by Parent, Merger Sub, or the Surviving Corporation, Jones Day is permitted to represent any of the Company Shareholders and/or the Shareholders’ Representative after the Closing in connection with any matter related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.

SECTION 10.17          Non-Recourse.  Except as set forth in the Confidentiality Agreement and notwithstanding any other provision of this Agreement, no claim whatsoever (whether at Law or in equity, whether sounding in Contract, tort, statute or otherwise) may be asserted by Parent, any of its Affiliates (including, following the Closing, the Surviving Corporation and its Subsidiaries) or any Person claiming by, through or for the benefit of any of them, and Parent, on behalf of itself and its Affiliates (including, following the Closing, the Surviving Corporation and the Subsidiaries) and any Person claiming by, through or for the benefit of any of them covenants never to assert or voluntarily assist any Person in asserting any such claim, against any Person who is not party to this Agreement (and with respect to the Shareholders’ Representative, only to the extent of its duties hereunder), including any direct or indirect past, current or future equityholders, partners, partnerships, limited liability companies, joint ventures, members, controlling Persons, directors, officers, Employees, incorporators, managers, agents, representatives or Affiliates of the Company or any of its Subsidiaries or any of their respective estates, heirs, executors, administrators, successors or assigns (each a “Non-Party”) with respect to any matters directly or indirectly arising under or relating to the Company or any of its Subsidiaries (including with respect to the operation of their respective businesses prior to the Closing or any other transaction, circumstance or state of facts involving the Company or any of its Subsidiaries prior to the Closing), this Agreement or its negotiation, performance or subject matter or the transactions contemplated hereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information or documents provided or otherwise furnished to any Person by or on behalf of the Company or any of its Subsidiaries or any Non-Party concerning the Company or any of its Subsidiaries (including with respect to the operation of their respective businesses prior to the Closing or any other transaction, circumstance or state of facts involving the Company or any of its Subsidiaries prior to the Closing), this Agreement or its negotiation, performance or subject matter or the transactions contemplated by this Agreement.

SECTION 10.18          Release.  Effective as of the Closing, each of Parent, Merger Sub and the Company (on behalf of the Surviving Corporation), on its own behalf and on behalf of each of its respective Affiliates, successors and assigns (each a “Releasing Person”), hereby fully and unconditionally releases, acquits and forever discharges the current and former managers, members, partners, officers and directors of the Company and its Subsidiaries in such capacities, the Company Shareholders in such capacities and each of their respective Affiliates, successors and assigns and each other Non-Party (each a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, whether in Law (including the Comprehensive Environmental Response, Compensation and Liability Act, §§ 42 U.S.C. 9601 et seq. and other Environmental Laws) or in equity, whether in Contract or in tort or otherwise, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and its Subsidiaries (each a “Released Claim”), except for Fraud.  Each of Parent, the Company and Merger Sub covenants and agrees (i) that it will not, and will cause the Surviving Corporation and their respective Affiliates not to, take any action inconsistent with this Section 10.18 (including commencing any litigation with respect to, or, directly or indirectly, transferring to another Person, any Released Claim) and (ii) to indemnify and hold harmless each Released Person from and against and in respect of any and all losses incurred by any such Released Person as a result of any such action by Parent, Merger Sub or the Surviving Corporation that is inconsistent with this Section 10.18.  This Section 10.18 will survive the Closing, is intended for the benefit of and may be enforced directly by each of the Released Persons, and will be binding on all successors and permitted assigns of the Company and the Surviving Corporation.

SECTION 10.19          Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub and the Surviving Corporation to perform all of their respective agreements, covenants and obligations under this Agreement on a timely basis.  Parent unconditionally and irrevocably guarantees to the Company and, to the extent set forth in Section 10.12, the other Persons who are entitled to the benefit of this Agreement, the full and complete performance by each of Merger Sub and the Surviving Corporation of its respective obligations under this Agreement and will be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation under this Agreement.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any

Proceeding first against Merger Sub or the Surviving Corporation any protest, any notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.19 or elsewhere in this Agreement.

SECTION 10.20          Construction; Cooperation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.  Any language from prior drafts of this Agreement, to the extent not included in the definitive version of this Agreement executed by the parties, will not be deemed to reflect the intention of any party, or otherwise serve as parole evidence of any kind, with respect to the transactions contemplated by this Agreement.

SECTION 10.21          Lender Limitations.  Notwithstanding anything to the contrary contained in this Agreement, (a) the Company, the Shareholders’ Representative and their respective Affiliates, directors, officers, employees, agents, partners, managers, members and shareholders will not have any rights or claims against any Debt Financing Party, in any way relating to this Agreement, the Debt Financing or in respect of any document or transactions contemplated hereby or thereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and (b) no Debt Financing Party will have any liability (whether in contract, in tort or otherwise) to the Company, the Shareholders’ Representative or their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives and shareholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect any oral or written representations made or alleged to have been made in connection herewith, whether at law or equity, in contract, in tort or otherwise; provided that, notwithstanding clauses (a) and (b) above, the foregoing will not apply to or otherwise be binding upon Parent, Merger Sub and their respective Affiliates, directors, officers, employees, agents, partners, managers, members and shareholders. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Parties are intended third-party beneficiaries of, and will be entitled to the protections of, this provision.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

PARENT

PARKER-HANNIFIN CORPORATION

By:
Name:
Title:

MERGER SUB

ERIE MERGER SUB, INC.

By:
Name:
Title:

COMPANY

LORD CORPORATION

By:
Name:
Title:

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

SHAREHOLDERS’ REPRESENTATIVE

Shareholder Representative Services LLC

By:
Name:
Title:

[Signature Page to Merger Agreement]